EXHIBIT 10.17

EXECUTION COPY

REVOLVING CREDIT LOAN AGREEMENT

dated as of November 21, 2003 by and among

HARVARD BIOSCIENCE, INC.

(the “Borrower”),

THE LENDERS THAT ARE SIGNATORIES HERETO

(the “Lenders”),

and

BROWN BROTHERS HARRIMAN & CO.

(the “Agent”)

TABLE OF CONTENTS

Section 1.	Amount and Terms of the Credit.

	1.1.	Recitals; Maximum Line Commitment
	1.2.	Revolving Credit Loans; Reborrowings; Compliance Certificates
	1.3.	Revolving Credit Notes
	1.4.	Interest; Applicable Margins
	1.5.	Fees
	1.6.	Subsidiary Guaranties and Pledge Agreement
	1.7.	Reserved
	1.8.	Default Rate of Interest
	1.9.	Notations
	1.10.	Form and Terms of Payment
	1.11.	Pro-forma Compliance Certificate
	1.12.	Capital Adequacy
	1.13.	Reserved
	1.14.	Use of Proceeds

Section 2.	LIBOR Provisions.

	2.1.	LIBOR Option
	2.2.	Certain Definitions
	2.3.	Conditions for Basing Interest on the LIBOR Rate
	2.4.	Indemnification for Funding and Other Losses
	2.5.	Change in Applicable Laws, Regulations, etc.
	2.6.	LIBOR Taxes

Section 3.	Representations and Warranties.

	3.1.	Organization, Standing, etc. of the Borrower
	3.2.	Subsidiaries
	3.3.	Qualification
	3.4.	Financial Information; Disclosure; Solvency Certificate; Opening Balance Sheet; Projections, etc.
	3.5.	Licenses; Franchises, etc.
	3.6.	Material Agreements
	3.7.	Tax Returns and Payments
	3.8.	Indebtedness, Liens and Investments, etc.
	3.9.	Real Estate Owned and Leased; Title to Properties; Liens
	3.10.	Litigation, etc.
	3.11.	Authorization; Compliance with Other Instruments
	3.12.	Eligible Accounts
	3.13.	Eligible Inventory
	3.14.	Governmental and Other Third Party Consents
	3.15.	Regulation U, etc.
	3.16.	Employee Retirement Income Security Act of 1974
	3.17.	Reserved
	3.18.	Environmental Matters
	3.19.	Patents, Trademarks, Intellectual Property
	3.20.	Chief Executive Offices Principal Place of Business

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	3.21.	Trade and Other Names
	3.22.	Securities Laws
	3.23.	Loan Documents
	3.24.	Depository and Other Accounts
	3.25.	Burdensome Obligations; Future Expenditures
	3.26.	Insurance Policies
	3.27.	Employment and Labor Agreements

Section 4.	Conditions of Closing/Lending.

	4.1.	Conditions Precedent to Initial Loan on the Closing Date
	4.2.	Reserved
	4.3.	Conditions Precedent to Loans on and After the Closing Date.

Section 5.		Affirmative Covenants.

	5.1.	Financial Statements, Field Audits etc.
	5.2.	Legal Existence; Licenses; Compliance with Laws
	5.3.	Insurance
	5.4.	Payment of Taxes
	5.5.	Payment of Other Indebtedness, etc.
	5.6.	Further Assurances
	5.7.	Depository Accounts
	5.8.	Communication with Accountants
	5.9.	Environmental Indemnification; Compliance
	5.10.	Mandatory Repayment of Outstanding Revolving Credit Loans in Excess of Working Capital; Prepayment From Proceeds of Asset Sales

Section 6.	Negative Covenants.

	6.1.	Indebtedness
	6.2.	Liens, etc.
	6.3.	Loans, Guarantees and Investments
	6.4.	Reserved.
	6.5.	Restricted Payments
	6.6.	Capital Expenditures
	6.7.	Subsidiaries, Mergers and Consolidations; Changes in Business
	6.8.	Sale of Assets
	6.9.	Reserved
	6.10.	Compliance with ERISA
	6.11.	Transactions with Affiliates
	6.12.	Reserved
	6.13.	Environmental Liabilities
	6.14.	Fiscal Year
	6.15.	Reserved
	6.16.	Reserved
	6.17.	Permitted Acquisitions; Conditions Precedent

6.17. A Permitted Acquisitions Not Requiring Consent of Required Lenders

6.17. B Permitted Acquisitions Requiring Consent of Required Lenders

Section 7.	Financial Covenants.

	7.1.	Maximum Leverage Ratio
	7.2.	Minimum Fixed Charge Coverage Ratio
	7.3.	Minimum Working Capital

Section 8.	Defaults; Remedies; Delivery of Pledged Collateral.

	8.1.	Events of Default; Acceleration
	8.2.	Remedies on Default.

Section 9.	Definitions; Certain Rules of Construction

Section 10.	Setoffs.

Section 11.	Expenses; Indemnification.

Section 12.	Amendments and Waivers, etc.

Section 13.	Pledge to the Federal Reserve

Section 14.	Jurisdiction; Waiver of Jury Trial

Section 15.	Miscellaneous.

	15.1.	Notices, etc.
	15.2.	Calculations, etc.
	15.3.	Governmental Approval
	15.4.	Survival of Agreements, Assignments, etc.
	15.5.	Counterparts, etc.
	15.6.	Entire Agreement, etc.
	15.7.	Governing Law, etc.; Construction
	15.8.	Participation
	15.9.	Confidentiality Agreement of the Lenders

Section 16.	Agent, the Lender Group.

	16.1.	Appointment and Authorization of Agent
	16.2.	Delegation of Duties
	16.3.	Liability of Agent
	16.4.	Reliance by Agent
	16.5.	Notice of Default or Event of Default
	16.6.	Credit Decision
	16.7.	Costs and Expenses; Indemnification
	16.8.	Agent in Individual Capacity
	16.9.	Successor Agent
	16.10.	Lender in Individual Capacity
	16.11.	Withholding Taxes
	16.12.	Reserved.
	16.13.	Restrictions on Actions by Lenders; Sharing of Payments
	16.14.	Agency for Perfection

16.15.	Payments by Agent to the Lenders
16.16.	Concerning the Collateral and Related Loan Documents
16.17.	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information
16.18.	Several Obligations; No Liability
16.19.	Legal Representation of Agent

Exhibit A - Compliance Certificate

Exhibit B - Revolving Credit Note

Exhibit C - Pro-forma Compliance Certificate

Exhibit D - Solvency Certificate

Exhibit E - Borrowing Request

Schedule 1.1 -               Commitments

Schedule 3.2 -               Subsidiaries

Schedule 3.8 -               Indebtedness, Liens and Investments, etc.

Schedule 3.9 -               Real Estate Leases

Schedule 3.10 -             Litigation

Schedule 3.13 -             Eligible Inventory

Schedule 3.16 -             ERISA

Schedule 3.18 -             Hazardous Material

Schedule 3.21 -             Trade and Other Names

Schedule 3.24 -             Depository and Other Accounts

Schedule 3.26 -             Insurance Policies

Schedule 3.27 -             Employment and Labor Agreements

Schedule 4.1(e) -           Termination of Financing Statements

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REVOLVING CREDIT LOAN AGREEMENT dated as of November 21, 2003 by and among Harvard Bioscience, Inc., a Delaware corporation (the “Borrower”) and the Lenders from time to time party hereto, including Brown Brothers Harriman & Co. (both in its capacity as a “Lender” and in its capacity as “Agent” for itself and the other Lenders), and Fleet National Bank (as a “Lender” and, collectively with Brown Brothers Harriman & Co. the “Lenders”).  Certain other terms used herein are defined in Section 2 (LIBOR Provisions) and in Section 9.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lenders hereby agree as follows:

Section 1.               Amount and Terms of the Credit.

1.1.          Recitals; Maximum Line Commitment.  The Borrower wishes to establish a revolving credit facility (the “Line of Credit”) with the Lenders in an aggregate principal amount at any one time outstanding not in excess of Twenty Million Dollars ($20,000,000) (the “Maximum Line Commitment”), to expire November 21, 2006 (the “Maturity Date”).

The Lenders, severally in accordance with their respective Commitments set forth on Schedule 1.1, are willing to establish such Line of Credit, subject to the terms and conditions hereafter set forth.

1.2.          Revolving Credit Loans; Reborrowings; Compliance Certificates.

(a)           Establishment of Line of Credit.  Subject to the terms and conditions hereof, and in reliance upon the representations and warranties contained herein, the Lenders hereby establish the Line of Credit in an aggregate principal amount at any one time outstanding not to exceed the Maximum Line Commitment.  Under the Line of Credit, subject to the terms and conditions hereof, the Borrower may borrow, from time to time, an aggregate principal amount at any time not in excess of the Maximum Line Commitment.  Each such borrowing pursuant to the Line of Credit is herein called a “Revolving Credit Loan” or a “Loan” and such borrowings are collectively called the “Revolving Credit Loans” or the “Loans”.

(b)           Mechanics of Revolving Credit Loans.  Each Revolving Credit Loan shall be made by the Lenders, severally in accordance with their respective Commitments and in such amounts (not in excess of the Maximum Line Commitment) as the Borrower shall request.  Revolving Credit Loans shall be effected at the principal banking office of the Agent at 40 Water Street, Boston, Massachusetts  02109-3661, and shall be made at such times as the Borrower may request upon one (1) Banking Day’s prior notice to the Agent in the case of any borrowing for which interest is calculated using the Base Rate (collectively, “Base Rate Loans”) and three (3) Banking Days’ prior notice in the case of any borrowing for which interest is calculated using the LIBOR Rate (collectively, “LIBOR Portions”).  Each borrowing request shall be in the form attached hereto as Exhibit E (the “Borrowing Request”).  Each Borrowing Request may be sent to the Agent by facsimile.  The Lenders will use their best efforts to fund requests for Revolving Credit Loans on the requested Banking Day.  In the event that notwithstanding its best efforts, the Lenders are unable to fund a requested Revolving Credit Loan on the requested Banking Day, the Lenders shall have no liability whatsoever for such failure to fund and will fund such Revolving Credit Loan on the next Banking Day.  The Lenders shall make each Revolving

Credit Loan hereunder by crediting the amount of such Revolving Credit Loan to the Borrower’s operating account (Account No. 8142333) with the Agent (together with any other account from time to time designated by the Borrower for the purpose of effecting Revolving Credit Loans, the “Operating Account”).

(c)           Reborrowings.  The Borrower may, at its option, from time to time prepay all or any portion of the Revolving Credit Loans made from time to time hereunder, subject at all times to payment of any applicable LIBOR Premium, compliance with the provisions of subsection 5.10, and, subject to compliance with subsection 4.3, the Borrower may reborrow from time to time hereunder amounts so paid up to the amount of the Maximum Line Commitment.

1.3.          Revolving Credit Notes.  The Revolving Credit Loans shall be evidenced by revolving credit promissory notes of the Borrower payable to the order of each Lender, in a principal amount equal to each Lender’s Commitment and in the form attached hereto as Exhibit B (the “Revolving Credit Notes” or the “Notes”).

1.4.          Interest; Applicable Margins.

(a)           The Revolving Credit Notes shall bear interest (computed on the basis of the actual number of days elapsed over a 360-day year) on the unpaid principal amount thereof until paid in full at the rate or rates per annum determined as follows:

(i)            The per annum rate for any portion of the outstanding principal balance of the Revolving Credit Notes which is not then subject to a LIBOR Option shall be equal to the Applicable Base Rate Margin (as hereinafter defined in subsection 1.4(c)) plus the Base Rate; and

(ii)           The per annum rate for any LIBOR Portion shall be equal to the Applicable LIBOR Margin (as hereinafter defined in subsection 1.4(c)) plus the LIBOR Rate.

(b)           Interest on any portion of the Revolving Credit Notes accruing interest based on the Base Rate shall be payable monthly in arrears on the first day of each month, commencing on the first such date next succeeding the date of issuance of the Revolving Credit Notes, and interest on any LIBOR Portion of the Revolving Credit Notes shall be payable on the earlier to occur of (i) the last day of the LIBOR Period applicable to such LIBOR Portion or (ii) the 90th day of such LIBOR Period, and at maturity (whether by acceleration or otherwise).  Each change in the rate of interest payable on any portion of the outstanding principal balance of the Revolving Credit Notes which is not then subject to a LIBOR Option shall take effect simultaneously with the corresponding change in the Base Rate.  Notwithstanding anything contained herein or in any other Loan Document to the contrary, in no event shall the amount paid or agreed to be paid by the Borrower as interest on the Revolving Credit Loans exceed the highest lawful rate permissible under any law applicable thereto.

(c)           Applicable Margin.  For the purpose of this subsection 1.4, the “Applicable Margin” shall be determined as follows:

(i)            subject to the provisions of subparagraph (iii) hereof, from and after the Closing Date, until the first Interest Adjustment Date, and thereafter from and after each Interest Adjustment Date until the next Interest Adjustment Date, the Applicable Margin for Base Rate Revolving Credit Loans (the “Applicable Base Rate Margin”) and for Revolving Credit Loans subject to a LIBOR Option (the “Applicable LIBOR Margin”) shall be the respective amounts set forth in the following table opposite the applicable ratio of outstanding Total Funded Debt to Adjusted EBITDA:

Ratio of Outstanding Total Funded Debt to Adjusted EBITDA	Applicable Base Rate Margin	Applicable LIBOR Margin
(for the most recently concluded period of four consecutive fiscal quarters)
Greater than or equal to 1.00:1.00 but less than or equal to 2.00:1.00	0%	2.75%
Less than 1.00:1.00	0%	2.50%

The Applicable Margin in effect from the Closing Date until the first Interest Adjustment Date shall be 0% (in the case of the Applicable Base Rate Margin) or 2.50% (in the case of the Applicable LIBOR Margin).

(ii)           As used herein, the term “Interest Adjustment Date” shall mean (A) the first day of the first month after the date on which each of the quarterly compliance certificates (together with quarterly unaudited financial statements for such quarter) required to be delivered under subsection 5.1 (the “Required Financial Statements”) with respect to the then most recently ended quarter were due, if the foregoing table indicates an upward adjustment of the Applicable Margin, or (B) the later of such date or the first day of the first month after the date that all of the Required Financial Statements for such quarter shall have been received by the Agent, if the foregoing table indicates a downward adjustment of the Applicable Margin.

(iii)          The determination of the Applicable Margin hereunder as of any Interest Adjustment Date shall be based on unaudited quarterly financial statements and compliance certificates as provided above, provided, that in the event of any discrepancy between computations based upon any compliance certificates and the related audited financial statements furnished pursuant to subsection 5.1 (the “Audited Financial Statements”) the computation based upon the Audited Financial Statements shall govern (retroactive to the most recent Interest Adjustment Date).  In the event of a retroactive correction in the determination of the Applicable Margin in favor of the Lenders, the amount of interest thereby overdue and payable by the Borrower shall be paid to the Agent for the account of each Lender in accordance with and proportionate to such Lender’s Commitment within five (5) Banking Days after the date of such retroactive correction.  Notwithstanding any of the foregoing, upon any upward adjustment of the Applicable Margin, there shall be no subsequent downward adjustment of the Applicable Margin until the first day of the first month after the ratio of outstanding Total Funded Debt to Adjusted EBITDA would result in such downward adjustment as of the end of a subsequent fiscal quarter.  Notwithstanding anything to the contrary set forth in this Agreement, no downward adjustment of the Applicable Margin shall occur if, at the time such downward adjustment would otherwise be made, there shall exist any Event of Default, provided that such downward adjustment shall be made on the first day of the first month after the date on which any Event of Default preventing such downward adjustment shall have been cured in accordance with Section 12, assuming that no other Event of Default exists at the time of such downward adjustment.

1.5.          Fees.

(a)           Unused Line Fee.  The Borrower shall pay the Agent for the ratable benefit of the Lenders an unused line fee (the “Unused Line Fee”) for the period commencing on the Closing Date to and including the Maturity Date, or the earlier date of termination of the Line of Credit hereunder, in an amount equal to the applicable per annum rate set forth below (computed on the basis of the actual number of days elapsed over a 360-day year) of the average daily unused portion of the Maximum Line Commitment.  The Unused Line Fee shall be paid quarterly in arrears on the last day of each March, June, September and December of each year, commencing on the first such date next succeeding the Closing Date, and on the date of termination of the Line of Credit.

Ratio of Outstanding Total Funded Debt to Adjusted EBITDA	Unused Line Fee
(for the most recently concluded period of four consecutive fiscal quarters)
Greater than or equal to 1.00:1.00 but less than or equal to 2.00:1.00	0.375%
Less than 1.00:1.00	0.25%

(b)           Changes Affecting Unused Line Fee.  If any change in any requirement imposed upon any Lender by any law of the United States of America or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America shall impose, increase, modify or deem applicable any reserve, special deposit, assessment or other requirement against the commitment of such Lender hereunder, and the result of the foregoing, in the reasonable determination of such Lender, is to impose an increased cost on such Lender that is attributable to the maintaining of the commitment, then the Unused Line Fee payable to such Lender shall be increased on the same basis as such fees are increased for all similar commitments maintained by such Lender, for so long as the increased cost is imposed on such Lender, to the extent reasonably determined by such Lender to be necessary to compensate such Lender for such increased cost.  The determination by such Lender of the amount of such cost, if done in good faith, shall, in the absence of manifest error, be conclusive, and at the Borrower’s request such Lender shall demonstrate the basis for such determination.

(c)           Origination Fee.  The Borrower shall pay to the Agent, for the accounts of the Lenders on a pro rata basis, an origination fee (the “Origination Fee”) in an aggregate amount of One Hundred Thousand Dollars ($100,000) on the Closing Date.  No portion of the Origination Fee paid to the Agent, for the accounts of the Lenders, shall under any circumstances be refunded to the Borrower.

(d)           Agent Fee.  The Borrower shall pay to the Agent (for its own account) on the Closing Date and on each anniversary thereafter during the term of the Agreement an annual fee of Ten Thousand Dollars ($10,000), which shall be fully earned and payable on the Closing Date and on each anniversary of the Closing Date.

1.6.          Subsidiary Guaranties and Pledge Agreement.

(a)           The Notes and all other Obligations of the Borrower hereunder and/or under the other Loan Documents shall be secured by and entitled to the benefits of unconditional payment and performance guaranties from all Subsidiaries of the Borrower organized under the laws of any state in the United States (collectively, the “US Subsidiaries” and each a “US Subsidiary”).  The Subsidiary Guaranties (collectively, the “Subsidiary Guaranties”) will be satisfactory in form and substance to the Agent.

(b)           Subsidiary Pledge Agreements(s).  The Notes and all other Obligations of the Borrower hereunder and/or under the other Loan Documents shall be further secured by and entitled to the benefits of one or more pledge agreements of the Borrower in favor of the Agent (collectively, the “Pledge Agreement”) pursuant to which the Borrower will pledge to the Agent sixty-five percent (65%) of the outstanding capital stock or other equity interests held by the Borrower in each of its directly owned Subsidiaries which is not a US Subsidiary (each a “Foreign Subsidiary” and collectively, the “Foreign Subsidiaries”).  Within ten (10) Banking Days after demand by Agent following the occurrence and during the continuance of an Event of Default, Borrower will deliver to the Agent all Pledged Collateral (as defined in the Pledge Agreement) and other instruments (including stock powers) referenced in the Pledge Agreement, and will certify as to the accuracy (as of the date of such delivery) of all information set forth on the Schedules to such Pledge Agreement.

1.7.          Reserved.

1.8.          Default Rate of Interest.  In the event of any Event of Default, including but not limited to the Borrower’s failure to make any payment of principal of or interest on the Notes when due, whether at maturity or at a date fixed for the payment of any installment or prepayment thereof or by declaration, acceleration or otherwise, interest on the full outstanding balance of principal and (to the extent permitted by law) interest on the Notes shall, during the continuance of such Event of Default, be payable on demand at a rate per annum equal to two percent (2%) above the rate otherwise applicable to each Note hereunder.  Interest shall accrue at such default rate until the Event of Default is cured by the Borrower or waived by the Lenders in accordance with the provisions of Section 12 below.

1.9.          Notations.  Prior to any sale or other disposition of any Note by any Lender, such Lender shall make a notation on such Note (or on a paper annexed thereto) of the unpaid principal amount thereof at the time outstanding, the last date to which interest has been paid thereon and the amount of unpaid interest accrued thereon to the date of such sale or disposition.  Upon payment in full of the principal of and interest on the Note, such Note shall be cancelled and returned to the Borrower, provided that the Revolving Credit Note shall not be cancelled or returned so long as the Lender shall be obligated to make Revolving Credit Loans hereunder.

1.10.        Form and Terms of Payment.  All payments by the Borrower of principal of or interest on the Notes due to the Lenders pursuant to the Loan Documents shall be made as described below.  All other payments shall be made to the Agent for the account of each Lender in accordance with and proportionate to such Lender’s Commitment at the address hereinafter set forth in this Agreement (or at such other address as the Agent shall have furnished to the Borrower in writing) and shall be made in immediately available funds free of any counterclaim, set-off or charge.  The Borrower hereby authorizes the Agent to charge, on the first Banking Day of each month, the Borrower’s Operating Account or any other deposit accounts from time to time maintained by the Borrower with the Agent for the purpose of effecting payments of principal and interest on the Loans.  Any other amounts due to the Lenders from the Borrower under the Loan Documents or otherwise shall be billed to the Borrower.  If such amounts are not paid by the date specified in any such bill, the Agent is authorized to effect such payment by charging the Operating Account or any other deposit accounts from time to time maintained by the Borrower with the Agent and giving prompt notice thereof to Borrower.  If any payment due to the Agent shall become due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day and such extension shall be included in computing interest in connection with such payment.  All payments made by Borrower hereunder or under any Note or other Loan Document will be made without setoff, counterclaim, or other defense.  Except as required by applicable law, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, including any amount paid pursuant to this subsection 1.10 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of subsection 16.11, or (ii) if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence.  Borrower will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

1.11.        Pro-forma Compliance Certificate.  On or before the Closing Date, the Borrower shall deliver to the Agent the Pro-forma Compliance Certificate (the “Pro-forma Compliance Certificate”).  The Pro-forma Compliance Certificate shall be in the form of the Compliance Certificate attached hereto as Exhibit C, and shall be completed by the Borrower so as to give effect to consummation of this Agreement (including the making of the initial Loans hereunder).

1.12.        Capital Adequacy.  If after the date of this Agreement, any Lender shall have reasonably determined that the adoption or implementation of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein (including, without limitation, any change according to a prescribed schedule of increasing requirements, whether or not known on the date of this Agreement), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive of any such Person regarding capital adequacy (whether or not having the force of law) has the effect of reducing the return on such Lender’s capital to a level below that which such Lender could have achieved (taking into consideration such Lender’s policies with respect to capital adequacy immediately before such adoption, implementation, change or compliance) but for such adoption, implementation, change or compliance as a consequence of its Commitment to make Loans hereunder by any amount reasonably deemed by such Lender to be material, the Borrower shall pay to such Lender as an additional fee from time to time on demand such amount as such Lender shall have reasonably determined to be necessary to compensate it for such reduction.  The determination by such Lender of such amount, if done on the basis of any reasonable averaging and attribution methods, shall in the absence of manifest error be conclusive, and at the Borrower’s request, such Lender shall demonstrate the basis of such determination.

1.13.        Reserved.

1.14.        Use of Proceeds.  The Borrower will use the proceeds of the Loans as follows:  (i) on the Closing Date to repay in full all amounts outstanding under a certain demand promissory note dated March 11, 2003 made by the Borrower in favor of the Agent, in an original principal amount of $6,000,000 (the “First Demand Note”) and a second demand promissory note dated October 10, 2003 made by the Borrower in favor of the Agent in an original principal amount of $6,500,000 (the “Second Demand Note” and, together with the First Demand Note, the “Demand Notes”) and (ii) from and after the Closing Date, the proceeds of the Revolving Credit Loans shall be used to fund Permitted Acquisitions, ongoing working capital needs and other general corporate purposes of the Borrower and its Subsidiaries, including closing costs relating to this

Agreement.  On the Closing Date, the Agent shall return the Demand Notes to the Borrower marked “cancelled”.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, use any part of such proceeds (i) for the purpose of making any Restricted Payment except with the prior written consent of the Agent, (ii) for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System, or (iii) for any other purpose which would violate any provision of this Agreement or of any applicable statute, regulation, order or restriction.

Section 2.               LIBOR Provisions.

2.1.          LIBOR Option.  Subject to the provisions of this Section 2, the Borrower shall have the right to have the interest on all or any portion of the principal amount of the Revolving Credit Loans based on a LIBOR Rate.

2.2.          Certain Definitions.  As used herein, the following terms have the following respective meanings:

Banking Day:  (i) when used with respect to the LIBOR Option, a day on which dealings may be effected in deposits of US dollars in the London interbank foreign currency deposits market and on which banks may conduct business in London, England and Boston, Massachusetts, and (ii) when used with respect to the other provisions of this Agreement, any day excluding Saturday and Sunday and excluding any other day which shall be in Boston, Massachusetts, a legal holiday or a day on which banking institutions are authorized by law to close.

Board:  the Board of Governors of the Federal Reserve System of the United States.

Legal Requirement:  any requirement imposed upon the Agent or any Lender by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

LIBOR Option:  the option granted pursuant to this Section  2 to have the interest on all or any portion of the principal amount of the Loans based on a LIBOR Rate.

LIBOR Period:  any period, selected as provided below in this Section 2, of 30, 60 or 90 days, commencing on any Banking Day; provided, however, that no LIBOR Period with respect to any LIBOR Portion shall extend beyond the Maturity Date.  At the commencement of the LIBOR Period, the Agent shall notify the Borrower of the termination date of such LIBOR Period.  If any LIBOR Period so selected would otherwise end on a date which is not a Banking Day, such LIBOR Period shall instead end on the next preceding or succeeding Banking Day as determined by the Agent in accordance with the then current banking practice in London.  Each determination by the Agent of any LIBOR Period shall, in the absence of manifest error, be conclusive, and at the Borrower’s request the Agent shall demonstrate the basis for such determination.

LIBOR Portion:  that portion of the Revolving Credit Loans specified in a LIBOR Request (including any portion of such Revolving Credit Loans which are being borrowed by the Borrower concurrently with such LIBOR Request) which is not less than $100,000 and is an integral multiple of $100,000, and which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the LIBOR Rate in subsection 2.3 hereof and the LIBOR Period of which has commenced and not terminated.

LIBOR Premium:  With respect to the prepayment of any LIBOR Portion of any Revolving Credit Loans prior to the end of the applicable LIBOR Period, an amount equal to the product of (i) the excess, if any, of the original LIBOR Rate on the amount so prepaid over the LIBOR Rate of interest on Eurodollar deposits in effect on the date of such prepayment and having a maturity date approximating the last Banking Day of the applicable LIBOR Period, multiplied by (ii) the principal amount so prepaid, multiplied by (iii) a fraction, the numerator of which is the number of days remaining in the related LIBOR Period and the denominator of which is 360.  If the result of clause (i) is less than or equal to zero, there shall be no LIBOR Premium.

LIBOR Rate:  with respect to any LIBOR Portion for the related LIBOR Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/8 of 1%) equal to the product of (a) the Base LIBOR Rate (as hereinafter defined) and (b) Statutory Reserves.  For purposes of this definition, the term “Base LIBOR Rate” shall mean the rate (rounded to the nearest 1/8 of 1% or, if there is no nearest 1/8 of 1%, the next higher 1/8 of 1%) at which deposits of US dollars approximately equal in principal amount to the LIBOR Portion and for a maturity equal to the applicable LIBOR Period are offered to the Agent in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time (or, if such rate is not then offered to the Agent, at the rate (rounded as provided above) at which deposits of US dollars approximately equal in principal amount to the LIBOR Portion and for a maturity equal to the applicable LIBOR Period are offered on the Telerate (page 3750) or any successor page), three (3) Banking Days prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period.  Each determination by the Agent of any LIBOR Rate shall, in the absence of manifest error, be conclusive, and at the Borrower’s request, the Agent shall demonstrate the basis for such determination.  Promptly upon determining the LIBOR Rate for an applicable LIBOR Period, the Agent shall give written notice of such LIBOR Rate to the Borrower and, if requested by the Borrower, shall provide reasonable details demonstrating the basis for such LIBOR Rate determination.

LIBOR Request:  notice in writing (or by telephonic communication confirmed by telex, telecopy or other facsimile transmission on the same day as the telephone request) from the Borrower to the Agent requesting that interest on a LIBOR Portion be based on the LIBOR Rate, specifying: (i) the first day of the LIBOR Period, (ii) the length of the LIBOR Period consistent with the definition of that term, and (iii) a dollar amount of the LIBOR Portion consistent with the definition of that term.

Statutory Reserves:  a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board and any other banking authority to which any Lender is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Such reserve percentages shall include, without limitation, those imposed under such Regulation D.  LIBOR Portions of the Revolving Credit Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Lenders under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

LIBOR Tax:  in relation to any LIBOR Portion and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or other charges of whatever nature required by any Legal Requirement (i) to be paid by the Lenders and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by the Borrower to the Lenders, provided that the term “LIBOR Tax” shall not include any taxes imposed upon the net income of the Lenders by the United States of America, the United Kingdom or any political subdivision thereof.

2.3.          Conditions for Basing Interest on the LIBOR Rate.  Upon the condition that:

(a)           The Agent shall have received a LIBOR Request from the Borrower, at least three (3) Banking Days prior to the first day of the LIBOR Period requested;

(b)           There shall have occurred no change in applicable law which would make it unlawful for the Agent to obtain deposits of US dollars in the London interbank foreign currency deposits market;

(c)           As of the date of the LIBOR Request and the first day of the LIBOR Period, there shall exist no Default or Event of Default; and

(d)           The Agent shall not have determined in good faith that it is unable to determine the LIBOR Rate in respect of the requested LIBOR Period or that it is unable to obtain deposits of US dollars in the London interbank foreign currency deposits market in the applicable amounts and for the requested LIBOR Period; then the interest on the LIBOR Portion specified in the LIBOR Request during the LIBOR Period specified in the LIBOR Request will be based on the applicable LIBOR Rate.

2.4.          Indemnification for Funding and Other Losses.  Each LIBOR Request shall be irrevocable and binding on the Borrower, provided that the Borrower may specify in any such LIBOR Request a maximum LIBOR Rate which they will accept for the related LIBOR Period and the LIBOR Option elected in such LIBOR Request shall not become effective if the applicable LIBOR Rate determined by the Agent shall exceed such specified maximum.  Without limiting the generality of subsection 2.5, the Borrower hereby agrees to indemnify the Agent and Lenders against any loss or expense incurred by the Agent or any Lender as a result of any failure on the part of the Borrower (so long as such failure is through no fault of the Agent or Lenders) to fulfill, on or before the date specified in any LIBOR Request, the applicable conditions set forth in this Agreement, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation of redeployment of deposits or other funds acquired by the Agent or any Lender to fund or maintain the requested LIBOR

Portion when interest on such LIBOR Portion, as a result of such failure on the part of the Borrower, is not based on the applicable LIBOR Rate for the requested LIBOR Period.

2.5.          Change in Applicable Laws, Regulations, etc.  If any Legal Requirement shall make it unlawful for any Lender to fund through the purchase of US dollar deposits any LIBOR Portion, or otherwise to give effect to its obligations as contemplated hereby, or shall impose on any Lender any costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of any Lender which includes deposits by reference to which the LIBOR Rate is determined as provided herein or a category of extensions of credit or other assets of any Lender which includes any LIBOR Portion, or shall impose on any Lender any restrictions on the amount of such a category of liabilities or assets which such Lender may hold, (a) the Lenders by notice thereof to the Borrower may terminate the LIBOR Option, (b) any LIBOR Portion subject thereto shall immediately bear interest thereafter at the rate provided for (with respect to Revolving Credit Loans not subject to a LIBOR Option) in subsection 1.4, and (c) the Borrower shall indemnify the Lenders against any loss, penalty or expense incurred by the Lenders by reason of the liquidation or redeployment of deposits or other funds acquired by the Lenders, to fund or maintain such LIBOR Portion if and to the extent such loss, penalty or expense is caused by the nature of the business of the Borrower and its Subsidiaries or the locations and jurisdictions where the Borrower or its Subsidiaries are operating.  Promptly after becoming aware of the occurrence of any event or condition described in this subsection 2.5, the affected Lender(s) shall give written notice thereof to the Borrower and shall provide reasonable details setting fourth the basis for its determination and such other information as shall be reasonably requested by Borrower to confirm the affected Lenders’ determination and computations.  A certificate of an officer of such Lender setting forth the amount of such loss, penalty or expense, and the basis therefor shall, in the absence of manifest error, be conclusive.

2.6.          LIBOR Taxes.  It is the understanding of the Borrower and the Lenders that the Lenders shall receive payments of amounts of principal of and interest on the Notes (including but not limited to interest with respect to the LIBOR Portions from time to time subject to a LIBOR Option) free and clear of, and without deduction for, any LIBOR Taxes.  If (a) any Lender shall be subject to any such LIBOR Tax in respect of any such LIBOR Portion or part thereof or (b) the Borrower shall be required to withhold or deduct any such LIBOR Tax from any such amount, and (c) such LIBOR Tax shall not have existed as of the date of the applicable LIBOR Request, the LIBOR Rate applicable to such LIBOR Portion shall be adjusted by any such Lender to reflect all additional costs incurred by such Lender in connection with the payment by such Lender or the withholding by the Borrower of such LIBOR Tax and the Borrower shall provide each such Lender with a statement detailing the amount of any such LIBOR Tax actually paid by the Borrower.  Determination by any affected Lender of the amount of such costs shall, in the absence of manifest error, be conclusive.  Promptly upon obtaining knowledge of any such circumstance set forth above, the Lender shall give written notice of such determination to the Borrower and shall provide reasonable details and facts demonstrating the basis for its determination and shall provide such other information as shall be reasonably requested by the Borrower to permit the Borrower to confirm Lender’s computations and determination.  If after any such adjustment, any part of any LIBOR Tax paid by a Lender is subsequently recovered by such Lender, the Lender shall reimburse the Borrower to the extent of the amount so recovered.  A certificate of an officer of the Lender setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive, and at the Borrower’s request, the Lender shall demonstrate the basis of such determination.

Section 3.               Representations and Warranties.

In order to induce the Lenders to enter into this Agreement and to make the Loans provided for hereunder, the Borrower makes the following representations and warranties, which shall survive the execution and delivery hereof and of the Notes, and which shall be re-made by the Borrower each time the Borrower submits a quarterly Compliance Certificate pursuant to subsection 5.1.

3.1.          Organization, Standing, etc. of the Borrower.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement, the Loan Documents to which it is a party and all other documents to be executed by it in connection with the transactions contemplated hereby, to execute the Pledge Agreement and deliver the Pledged Collateral thereunder, to issue the Notes, and to carry out the terms hereof and thereof.

3.2.          Subsidiaries.  Schedule 3.2 attached hereto correctly sets forth as to each Subsidiary, its name, the jurisdiction of its incorporation or other formation, the number of shares of its capital stock or other beneficial interest of each class outstanding and the number of such outstanding shares or other beneficial interests owned by the Borrower and/or its Subsidiaries.  Each such Subsidiary is a corporation or other entity duly organized, validly existing and, in good standing under the laws of the jurisdiction of its incorporation or other formation, and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and to enter into such of the Loan Documents, if any, to be executed by it in connection with the transactions contemplated hereby.  All of the outstanding capital stock or other beneficial interests of each Subsidiary is validly issued, fully-paid and nonassessable, and is owned by the Borrower or its Subsidiaries as specified in Schedule 3.2, in each case free of any mortgage, pledge, lien, security interest, charge, option or other encumbrance other than Permitted Liens.  The Borrower or a Subsidiary of Borrower own all of the outstanding capital stock or other beneficial interest of each of its Subsidiaries which is not a US Subsidiary free and clear of any mortgage, pledge, lien, security interest, charge, option or other encumbrance.

3.3.          Qualification.  The Borrower and its Subsidiaries are duly qualified or licensed and in good standing as foreign corporations or other entities duly authorized to do business in each jurisdiction in which the character of the properties owned or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect.

3.4.          Financial Information; Disclosure; Solvency Certificate; Opening Balance Sheet; Projections, etc.

(a)           The Borrower has furnished the Lenders with the financial statements and other reports requested by the Agent, and has furnished the Pro-forma Compliance Certificate referred to in subsection 1.11, the Opening Balance Sheet and the Solvency Certificate referred to below in this subsection 3.4.  Such financial statements and Opening Balance Sheet have been or will be prepared in accordance with GAAP applied on a consistent basis and such financial statements and Opening Balance Sheet fairly present in all material respects the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis as of the dates and for the periods indicated.  Since December 31, 2002, there has not occurred any event, circumstance or condition which has had or is reasonably likely to have a Material Adverse Effect.

(b)           Neither this Agreement, the Opening Balance Sheet, the Solvency Certificate, nor any financial statements, reports or other documents or certificates furnished to the Lenders by the Borrower in connection with the transactions contemplated hereby or thereby contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein contained not misleading, in light of the circumstances under which they are made, except to the extent that such financial statements, reports or other documents or certificates expressly relate to an earlier date or are affected by the consummation of the transactions contemplated by this Agreement.

(c)           Without limiting the scope of the Solvency Certificate in the form attached hereto as Exhibit D (the “Solvency Certificate”) delivered by the Borrower to the Lenders on the Closing Date, none of the Loans will render the Borrower unable to pay its debts as they become due; the Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its property; and the Borrower does not have any knowledge of any person contemplating the filing of any such petition against it.  The Borrower is solvent (within the meanings of all applicable fraudulent transfer or fraudulent conveyance statutes and acts, the federal bankruptcy code and all other applicable laws) and has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts (including the Loans and contingent debts) as they become absolute and matured, and has access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred therewith as such debts mature.

3.5.          Licenses; Franchises, etc.  The Borrower and its Subsidiaries have all material authorizations, licenses, permits, approvals and franchises of any public or governmental regulatory body necessary for the conduct of the business of the Borrower and its Subsidiaries as now conducted except where the failure to have the same is not reasonably likely to have a Material Adverse Effect (such authorizations, licenses, permits and franchises, together with any extensions or renewals thereof, being herein sometimes referred to collectively as the “Licenses”).  All of such Licenses are validly issued and in full force and effect and the Borrower and its Subsidiaries have fulfilled and performed all of their obligations with respect thereto and have full power and authority to operate thereunder.

3.6.          Material Agreements.  The Borrower’s most recent form 10-K  filed with the SEC, as supplemented by the Borrower’s forms 10-Q and 8-K filed with the SEC thereafter, accurately and completely lists each material agreement and instrument required to be disclosed therein, including but not limited to any material leases, employment agreements or other agreements with management of the Borrower or any Subsidiary, stockholder agreements and all other material agreements required to be disclosed therein.  Each of the Borrower and its Subsidiaries (as applicable) and, to the best of the Borrower’s knowledge, all third parties to such material agreements, are in material compliance with the terms thereof, and no default or event of default by the Borrower or, to the Borrower’s knowledge, any other party thereto, exists thereunder.

3.7.          Tax Returns and Payments.  The Borrower and its Subsidiaries have filed all tax returns required by law to be filed and have paid all taxes, assessments and other governmental charges levied upon any of their respective properties, assets, income or franchises, other than those (i) not yet delinquent, (ii) not material in aggregate amount, (iii) being or about to be contested as provided in subsection 5.4 and/or (iv) not reasonably likely to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of their respective taxes are adequate in the opinion of the Borrower, and the Borrower knows of no unpaid assessment for additional taxes or of any basis therefor other than those which in the aggregate, are not reasonably likely to have a Material Adverse Effect.

3.8.          Indebtedness, Liens and Investments, etc.  Other than intercompany Indebtedness, Schedule 3.8 attached hereto correctly describes, as of the date or dates indicated therein, (a) all outstanding Indebtedness of the Borrower and its Subsidiaries in respect of borrowed money, Capital Leases and the deferred purchase price of property; (b) all existing mortgages, liens and security interests in respect of any property or assets of the Borrower or its Subsidiaries; (c) all outstanding investments, loans and advances of the Borrower and its Subsidiaries; and (d) all existing guarantees by the Borrower and its Subsidiaries.

3.9.          Real Estate Owned and Leased; Title to Properties; Liens.  The Borrower and its Subsidiaries have good and marketable title to or leasehold interests in all of their respective properties and assets, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, charge or encumbrance except the existing mortgages and security interests, if any, referred to in Schedule 3.8 attached hereto and Permitted Liens.  The real property owned by the Borrower and/or its Subsidiaries and the real property leased by the Borrower and/or its Subsidiaries (the “Real Estate Leases”) are listed on Schedule 3.9 hereto.  The Borrower and its Subsidiaries enjoy quiet possession under all Real Estate Leases to which they are parties as lessees, and all of such Real Estate Leases are valid, subsisting and in full force and effect.

3.10.        Litigation, etc.  Except as may be set forth on Schedule 3.10, there is no action, proceeding or investigation pending or threatened (or any basis therefor known to the Borrower) (i) which questions the validity of this Agreement, the Notes, the Loan Documents, or the other documents executed in connection herewith or therewith, or any action taken or to be taken pursuant hereto or thereto, or (ii) which if adversely determined against the Borrower, would result in liability of the Borrower in an amount which exceeds $250,000.

3.11.        Authorization; Compliance with Other Instruments.  The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, have been duly authorized by all necessary action on the part of the Borrower and its Subsidiaries party thereto, will not result in any violation of or be in conflict with or constitute a default under any term of the charter or by-laws of the Borrower or any Subsidiary party to any of the Loan Documents, or of any material agreement, or any material instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Borrower or any Subsidiary party to any of the Loan Documents or to which the Borrower or any such Subsidiary is a party, as the case may be, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of the Borrower or any such Subsidiary pursuant to any such term, other than the liens created under the Loan Documents.  No consent of stockholders of the Borrower is necessary in order to authorize the execution, delivery or performance of this Agreement or the Loan Documents, or the issuance of the Notes other than those consents which have been obtained as of the Closing Date.  Neither the Borrower nor any Subsidiary is in violation of any term of its charter or by-laws, or of any material term of any material agreement or instrument to which it is a party, or, of any judgment, decree, order, statute, rule or governmental regulation applicable to it which is reasonably likely to have a Material Adverse Effect.

3.12.        Eligible Accounts.  The Eligible Accounts included the calculation of minimum Working Capital are bona fide existing payment obligations of Account Debtors created by the sale or lease and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrower’s and/or its Subsidiaries’ business, owed to Borrower and/or such Subsidiaries without defenses, disputes, offsets, counterclaims, or rights of return or cancellation (other than normal return policies) known to the Borrower or such Subsidiary.  As to each Account that is identified by Borrower as an Eligible Account in a Compliance Certificate submitted to Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

3.13.        Eligible Inventory.  All Eligible Inventory included in the calculation of minimum Working Capital is of good and merchantable quality.  As to each item of Inventory that is identified by Borrower as Eligible Inventory in a Compliance Certificate submitted to Agent, such Inventory is located at one of the locations set forth on Schedule 3.13 or at such other location identified in writing by Borrower to Agent, or is in transit from one such location to another such location and is not otherwise excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

3.14.        Governmental and Other Third Party Consents.  Except for such filings or notices which have already been made or are being made on or prior to the Closing Date, none of the Borrower or any Subsidiary which is a party to any of the Loan Documents is required to obtain any order, consent, approval or authorization of (collectively, the “Consents”), or required to make any declaration or filing with, any governmental unit or other regulatory agency or authority (other than the SEC) in connection with (a) the execution and delivery of this Agreement and the issuance and delivery of the Notes pursuant hereto, (b) the execution and delivery of the Loan Documents, (c) the exercise by the Agent of any rights and remedies following an Event of Default (other than the filing of UCC financing statements) or (d) for the purpose of maintaining in full force and effect each of the Licenses and enabling the Borrower to operate thereunder.  To the Borrower’s knowledge, no appeal, reconsideration, or rehearing or other review of any Consent has been taken or instituted.

3.15.        Regulation U, etc.  Neither the Borrower nor any Subsidiary owns or has any present intention of acquiring any margin stock within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”).  None of the proceeds of the Loans will be used, directly or indirectly, by the Borrower or any Subsidiary for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulation U, or cause this Agreement to violate Regulation U, Regulation T, Regulation X, or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, as amended.  If requested by the Agent, the Borrower will promptly furnish the Agent with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U.

3.16.        Employee Retirement Income Security Act of 1974.  Schedule  3.16 attached hereto sets forth a true, correct and complete list of all employee benefit plans and arrangements of the Borrower, including, without limitation, all pension, profit sharing or similar plans providing for a program of deferred compensation to any employee or any plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The terms used in this subsection 3.16 and in subsection 5.1 and subsection 6.10 of this Agreement shall have the meanings assigned thereto in the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “IRC”), and the term “Affiliated Company” shall mean the Borrower and all corporations, partnerships, trades or businesses (whether or not incorporated) which constitute a controlled group of corporations with the Borrower, a group of affiliated service group or other affiliated group, within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o), respectively, of the IRC, or Section 4001 of ERISA.  The Borrower and each employee benefit plan sponsored by an Affiliated Company and, to the best of the Borrower’s knowledge, each multi-employer plan (as defined in Section 4001(a)(3) of ERISA) to which any Affiliated Company makes contributions, are in material compliance with applicable provisions of ERISA and the IRC.  No Affiliated Company has incurred any material liability to the Pension Benefit Guaranty Corporation (“PBGC”) or any employee benefit plan on account of any failure to meet the contribution requirements of any such plan, minimum funding requirements or prohibited transactions under ERISA or the IRC, termination of a single employer plan, partial or complete withdrawal from a multi-employer plan, or the insolvency, reorganization or termination of any multi-employer plan, and no event has occurred or conditions exist which present a material risk that any Affiliated Company will incur any material liability on account of any of the foregoing circumstances.  The consummation of the transactions contemplated by this Agreement will not result in any prohibited transaction under ERISA or the IRC for which an exemption is not available.

3.17.        Reserved.

3.18.        Environmental Matters.  Neither the Borrower nor any US Subsidiary has ever caused or permitted any Hazardous Material to be disposed of on or under any real property owned, leased or operated by the Borrower and/or any US Subsidiary in material violation of applicable law and no such real property has ever been used (by the Borrower and/or any US Subsidiary or, to the Borrower’s knowledge, by any other Person) as (a) a disposal site or permanent storage site for any Hazardous Material or (b) a temporary storage site for any Hazardous Material, in each instance in material violation of applicable law.  Except as may be set forth on Schedule 3.18, the Borrower has been issued and is in compliance with all material permits, licenses, approvals and other authorizations relating to environmental matters and necessary or desirable for its business, and has filed all notifications and reports relating to chemical substances, air emissions, underground storage tanks, effluent discharges and Hazardous Material waste storage, treatment and disposal required in connection with the operation of its businesses.  All Hazardous Materials used or generated by the Borrower or any US Subsidiary or any business merged into or otherwise acquired by the Borrower or any US Subsidiary have been generated, accumulated, stored, transported, treated, recycled and disposed of in compliance with all applicable laws and regulations.  Neither the Borrower nor any of its US Subsidiaries has any liabilities with respect to Hazardous Materials, and to the knowledge of the Borrower, no facts or circumstances exist which could give rise to liabilities with respect to the violation (whether by the Borrower or any other Person) of any Environmental Law and/or Hazardous Materials, which is reasonably likely to have a Material Adverse Effect.

3.19.        Patents, Trademarks, Intellectual Property.  The Borrower owns or otherwise has rights to use all of its material Proprietary Rights and such Proprietary Rights are adequate for the conduct of its business as now conducted, without any known conflict with the rights or claimed rights of others.

3.20.        Chief Executive Offices Principal Place of Business.  The chief executive office and principal place of business of the Borrower is, and at all times since April, 1997, has been, located at 84 October Hill Road, Holliston, Massachusetts  01746.  The Borrower shall not make any change in the location of its chief executive office without giving the Agent at least thirty (30) days’ prior written notice thereof.

3.21.        Trade and Other Names.  The exact legal name of the Borrower is Harvard Bioscience, Inc.  Except as set forth on Schedule 3.21 attached hereto, during the last five years ending on the date hereof, the Borrower has not conducted any business under any other name (including any d/b/a, trade or assumed name).

3.22.        Securities Laws.  The Borrower is not a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935.  The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

3.23.        Loan Documents.  The representations and warranties of the Borrower and its Subsidiaries contained herein and in the other Loan Documents, are true and correct in all material respects, and the Borrower and its Subsidiaries thereto are in compliance in all material respects with the terms of the Loan Documents to which each is a party.

3.24.        Depository and Other Accounts.  Schedule 3.24 attached hereto lists all banks and other financial institutions and depositories at which the Borrower and/or any US Subsidiary maintains (or has caused to be maintained) or will maintain deposit accounts, operating accounts, trust accounts, tax or trust receivable accounts or other accounts of any kind or nature into which funds of the Borrower and/or each US Subsidiary (including funds in which the Borrower or any US Subsidiary maintains a contingent or residual interest) are from time to time deposited, and such Schedule 3.24 correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account and the complete account number.  The Borrower will notify the Agent simultaneously with the submission of the quarterly Compliance Certificate, and thereby supplement such Schedule 3.24 as new accounts are established by the Borrower and/or any US Subsidiary.  The Borrower hereby authorizes the Agent to attach such supplements to Schedule 3.24 from time to time delivered by the Borrower to Schedule 3.24 attached hereto.

3.25.        Burdensome Obligations; Future Expenditures.  To the Borrower’s knowledge, neither the Borrower nor any of its Subsidiaries is party to or bound by any agreement (including but not limited to the Material Agreements listed on the Borrower’s most recent form 10-K filed with the SEC, as supplemented by the Borrower’s forms 10-Q and 8-K filed with the SEC thereafter), instrument, deed or lease or is subject to any charter, by-law or other restriction, commitment or requirement which, in the opinion of the management of such Person, is so unusual or burdensome as in the foreseeable future to have or cause or create a material risk of having or causing a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries anticipate that the future expenditures, if any, by the Borrower and its Subsidiaries needed to meet the provisions of any federal, state or foreign governmental statutes, orders, rules or regulations will be so burdensome as to have or cause, or create a material risk of having or causing, a Material Adverse Effect.

3.26.        Insurance Policies.  Schedule 3.26 lists all material insurance policies of any kind or nature maintained by or on behalf of the Borrower, as well as a summary of the principal terms of such insurance.  All such insurance policies, together with any insurance policies obtained by the Borrower after the Closing Date, are or will be in full force and effect and provide coverage of such risks and in such amounts as is customarily maintained for businesses of the scope and size of the Borrower.

3.27.        Employment and Labor Agreements.  Schedule 3.27 accurately and completely describes each employment agreement, agreement for the payment of deferred compensation, severance or so-called change in control agreement covering executive officers of the Borrower, as well as all collective bargaining agreements or other labor agreements covering any employees of the Borrower.

Section 4.               Conditions of Closing/Lending.

4.1.          Conditions Precedent to Initial Loan on the Closing Date.  The obligation of the Agent and Lenders to execute this Agreement and the obligations of the Lenders to make the initial Loan hereunder is subject to the conditions set forth below:

(a)           This Agreement, all related Schedules, the Pledge Agreement, the Subsidiary Guaranties, and such other Loan Documents, instruments, schedules, exhibits or certificates as shall be designated by the Agent shall have been executed by the Borrower and the other parties thereto and delivered to the Agent;

(b)           The Pro-forma Compliance Certificate, based on the Borrower’s September 30, 2003 financial statements shall have been delivered to the Agent;

(c)           The Agent shall have received all other information and documents which the Agent or its counsel reasonably required in connection with the transactions contemplated by this Agreement, such information and documents where appropriate to be certified by the proper officers of the Borrower, its Subsidiaries or governmental authorities.

(d)           The Agent shall have received from the Borrower a Solvency Certificate, which shall be satisfactory in all respects in the sole discretion of the Agent;

(e)           The Agent shall have received satisfactory evidence that the Borrower is taking all appropriate steps to terminate the financing statements identified on Schedule 4.1(e) hereto;

(f)            The Agent shall have received the favorable opinion of Goodwin Procter LLP in form and substance reasonably satisfactory to the Agent and dated as of the Closing Date;

(g)           The Agent shall have received a completed Compliance Certificate, current through the immediately preceding quarter-end showing the Working Capital in an amount equal to or greater than the Revolving Credit Loans requested on the Closing Date;

(h)           The Borrower shall have paid in full all invoiced costs and expenses (including reasonable attorneys’ fees) incurred on behalf of the Agent in connection with this Agreement, which amounts may be paid with the proceeds of the initial Revolving Credit Loan;

(i)            The Borrower shall have paid to the Agent the full amount of the Origination Fee set forth in subsection 1.5(c) and the Agent Fee set forth in subsection 1.5(d) of this Agreement, which amounts may be paid with the proceeds of the initial Revolving Credit Loan;

(j)            The Agent shall have received a certificate dated as of the Closing Date, signed by the Chief Executive Officer, Chief Financial Officer or such other executive officer of Borrower as may be reasonably acceptable to Agent, certifying that (i) the conditions precedent specified in this subsection 4.1 have been fulfilled; (ii) the representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and in each of the other Loan Documents and the schedules to this Agreement delivered as of the Closing Date, are true, complete and correct as of the Closing Date; (iii) no event or condition has occurred which is reasonably likely to have a Material Adverse Effect; and (iv) as of the Closing Date there is no Default or Event of Default under this Agreement;

(k)           The Agent shall have received evidence of insurance coverage for the Borrower and each US Subsidiary in compliance with subsection 5.3.

Without limiting any other provision of this Agreement, each of the opinions, agreements, certificates, and other conditions precedent listed above must be reasonably satisfactory in all respects to the Agent and its counsel in order for such condition precedent to be deemed satisfied.

4.2.          Reserved.

4.3.          Conditions Precedent to Loans on and After the Closing Date.

(a)           No Default; Representations and Warranties, etc.  On the Closing Date and on the effective date of each Compliance Certificate submitted by the Borrower hereunder: (i) the representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects on and as of such dates as if they had been made on such dates (except to the extent that such representations and warranties expressly relate to an earlier date or are affected by the consummation of transactions permitted under this Agreement and except that references to financial statements shall be deemed to refer to the most recent audited financial statements delivered to the Agent pursuant to Section 5.1(a) hereof); (ii) the Borrower shall be in compliance in all material respects with all of the terms and provisions set forth herein on its part to be observed or performed on or prior to such dates; (iii) after giving effect to any Loans to be made on such dates, no Default or Event of Default shall have occurred and be continuing; and (iv) since the date of the most recently delivered audited financial statements of the Borrower and its Subsidiaries, no event or condition shall have occurred or exist which is reasonably likely to have a Material Adverse Effect.  Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower to the Agent and Lenders that all of the conditions specified in this subsection 4.3(a), have been and continue to be satisfied in all material respects as of the date of each such Loan (except the Borrower and its Subsidiaries shall only be required to confirm their representations and warranties on a quarterly basis in connection with the delivery of a Compliance Certificate).  As of the date of each request for a Loan hereunder, the Borrower shall not have knowledge that that it is in violation of subsection 7.3 hereof.  The Lenders hereby agree that the Borrower shall be permitted, from time to time, to supplement each of the Schedules provided to the Agent in connection with the execution and delivery of this Agreement and the other Loan Documents with respect to any matter arising after the Closing Date which is not otherwise prohibited by the terms of this Agreement (or with respect to which the Agent has otherwise consented) and which is necessary in order to render the representations and warranties of the Borrower and its Subsidiaries given in the Loan Documents true and correct, provided that any such supplements shall not be required more than once every year and such Schedules shall be deemed automatically updated by information contained in each Compliance Certificate and all SEC filings without the need for any further action on the part of the Borrower or any Subsidiary.

(b)           The Borrower shall have paid the fees specified in subsection 1.5 and all other amounts (including reimbursement for legal fees) owing from the Borrower to the Agent and Lenders from and after the Closing Date in accordance with the terms hereof.

(c)           Except in connection with Permitted Acquisitions in accordance with subsection 6.17.B, if any portion of the requested Loan is to be used to fund an acquisition, at least five (5) Banking Days prior to the consummation of any such acquisition, the Borrower shall have delivered to the Agent a certificate, signed by the Chief Executive Officer or Chief Financial Officer of the Borrower, certifying that such acquisition is a Permitted Acquisition under subsection 6.17.A.

(d)           Within thirty (30) days of the Closing Date, the Borrower shall deliver to the Agent evidence of insurance coverage for each Foreign Subsidiary in compliance with subsection 5.3.

(e)           Within forty-five (45) days of the Closing Date, the Borrower shall deliver to the Agent evidence of the termination of the financing statements identified on Schedule 4.1(e).

Section 5.               Affirmative Covenants.

So long as any of the Loans shall remain available to the Borrower, and until the principal of and interest on the Notes and all fees due hereunder and all of the Borrower’s obligations to the Agent and Lenders hereunder shall have been paid in full, the Borrower agrees that:

5.1.          Financial Statements, Field Audits etc.  The Borrower will furnish or cause to be furnished to the Agent:

(a)           Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such year, and (ii) the related audited consolidated statements of income and surplus and cash flows for such year, setting forth in comparative form with respect to such consolidated financial statements figures for the previous fiscal year, all in reasonable detail, together with the opinion thereon of independent public accountants selected by the Borrower with an established national or regional reputation, which opinion shall be in a form generally recognized as unqualified and shall state that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes, if any, which shall be specified and approved in such opinion) and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards related to reporting;

(b)           within forty-five (45) days after the end of each of the first three quarterly accounting periods and within sixty (60) days after the end of the fourth quarterly accounting period in each fiscal year of the Borrower, (i) (A) the unaudited consolidated and consolidating balance sheets and related statements of income and surplus for such period and for the period from the beginning of the current fiscal year to the end of such period and (B) consolidated cash flows for the period from the beginning of the current fiscal year to the end of such period, all in reasonable detail and signed by the Chief Financial Officer of the Borrower and (ii) a compliance certificate substantially in the form of Exhibit A attached hereto (the “Compliance Certificate”) signed by the Chief Executive Officer, or the Chief Financial Officer, or such other officer of the Borrower as may be acceptable in the sole discretion of the Agent, certifying that the representations and warranties of the Borrower and its Subsidiaries contained herein and in each of the other Loan Documents (as supplemented and updated as provided in subsection 4.3(a) hereof) are true, complete and correct in all material respects as of such date, that no event or condition which constitutes a Default or Event of Default exists, and demonstrating the calculations used to determine compliance with the financial covenants listed in such Compliance Certificate;

(c)           As soon as available, but in any event within 45 days after the end of each quarterly accounting period in each fiscal year of the Borrower, (i) a quarterly summary accounts receivable aging report, in such form as Agent may from time to time reasonably require and (ii) reports detailing such other information as Agent may from time to time reasonably require.  All of the reports listed in the foregoing clauses (i) and (ii) shall be in reasonable detail and current through at least the close of business for the immediately preceding quarter and certified by the Chief Executive Officer, or the Chief Financial Officer or such other officer of the Borrower as may be acceptable in the sole discretion of the Agent;

(d)           On or before January 30 of each fiscal year (commencing January 30, 2004), an annual budget prepared on a quarterly basis for the Borrower and its Subsidiaries for the then current fiscal year, (displaying anticipated balance sheets and statements of income and surplus and cash flows); and promptly upon preparation thereof, any amendments or revisions thereto or any other significant budgets which the Borrower prepares;

(e)           Promptly upon their becoming available, copies of all 10-Ks and 10-Qs and other periodic or special reports filed by the Borrower or any Subsidiary with the SEC, or any such periodic or special reports filed with any other federal, state or local governmental agency or authority, and copies of any material notices and other material communications from the SEC or from any other federal, state or local governmental agency or authority which specifically relate to the Borrower or any Subsidiary, except in each case for those reports, notices and other communications required by such governmental agencies to be kept confidential;

(f)            Forthwith upon any officer of the Borrower obtaining knowledge of any condition or event which constitutes a Default or Event of Default, a certificate signed by such officer specifying in reasonable detail the nature and period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto;

(g)           Promptly upon receipt thereof, copies of all audit reports and management letters, if any, submitted to the Borrower by independent public accountants in connection with each interim or special audit of the books of the Borrower made by such accountants and, upon request by the Agent, copies of all financial statements, reports, notices and proxy statements, if any, sent by the Borrower to its shareholders;

(h)           Immediately, after the Borrower obtains knowledge thereof, notice of:  (i)  the institution or commencement of any action, suit, proceeding or investigation by or against or affecting the Borrower or any of its Subsidiaries or any of its or their assets which, if determined adversely to the Borrower, is reasonably likely to have a Material Adverse Effect; (ii)  any litigation or proceeding instituted by or against the Borrower, or any judgment, award, decree, order or determination relating to any litigation or proceeding involving the Borrower which is reasonably likely to have a Material Adverse Effect; (iii) the imposition or creation of any lien against any asset of the Borrower except those permitted by this Agreement; (iv) any reportable event under Section 4043 of ERISA for which the notice requirement is not waived by the regulations thereunder, together with a statement of the Borrower’s chief executive officer, chief financial officer and/or controller as to the details thereof and a copy of its notice thereof to the PBGC; and (v) any known release or threat of release of Hazardous Materials on, onto or under any site owned or operated by the Borrower or any Subsidiary in material violation of applicable law or the incurrence of any expense or loss in connection therewith or upon the Borrower’s obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the containment or removal of any Hazardous Materials for which expense or loss the Borrower or any Subsidiary may be liable or potentially responsible;

(i)            Promptly notify Agent of any material adverse change in the Borrower’s financial condition or of any condition or event which constitutes a Default or an Event of Default under this Agreement or any other Loan Document or any other event or condition which has had or is reasonably likely to have a Material Adverse Effect;

(j)            The Borrower will permit the Agent to inspect and audit the books and records and any of the properties or assets of the Borrower and its Subsidiaries during normal business hours and, prior to the occurrence of an Event of Default, upon reasonable notice to the Borrower and any such Subsidiary, each such inspection to be at the Borrower’s expense, provided, that the Borrower shall not be responsible for the expenses of such inspections and audits more than two times per fiscal year prior to the occurrence of a Default or Event of Default; and

(k)           Promptly upon request therefor, all such other information regarding the business, affairs and condition of the Borrower as the Agent may from time to time reasonably request.

5.2.          Legal Existence; Licenses; Compliance with Laws.  The Borrower will, and will cause each Subsidiary to: maintain its corporate or other organizational existence and business, except as otherwise permitted pursuant to Section 6.7 hereof; maintain all properties which are reasonably necessary for the conduct of such business, now or hereafter owned, in good repair, working order and condition; take all actions necessary to maintain and keep in full force and effect its rights and franchises, including the Licenses, unless the failure to do so is not reasonably likely to have a Material Adverse Effect; maintain at all times proper books of record and account in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves as shall be required in accordance with GAAP in connection with its business; and comply with all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its properties in states in which the Borrower desires to continue business operations, except where the failure to comply is not reasonably likely to have a Material Adverse Effect; provided that neither the Borrower nor any Subsidiary shall be required by reason of this subsection to comply therewith at any time while the Borrower or such Subsidiary shall be contesting its obligations to do so in good faith by appropriate proceedings promptly initiated and diligently conducted, and if it shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by the Borrower and its independent public accountants.

5.3.          Insurance.

(a)           Business Interruption Insurance.  Each of the Borrower and its Subsidiaries shall be covered by or maintain with financially sound and reputable insurers insurance related to interruption of business, either for loss of revenues or for extra expense, in the manner customary for businesses of similar size engaged in similar activities.

(b)           Property Insurance.  Each of the Borrower and its Subsidiaries shall keep its assets which are of an insurable character insured by financially sound and reputable insurers against theft and fraud and against loss or damage by fire, explosion and hazards insured against by extended coverage to the extent, in amounts and with deductibles which are customary for businesses of similar size engaged in similar activities.

(c)           Liability Insurance.  Each of the Borrower and its Subsidiaries shall be covered by or maintain with financially sound and reputable insurers insurance against liability for hazards, risks and liability to persons and property to the extent, in amounts and with deductibles which are customary for businesses of similar size engaged in similar activities.

(d)           Key Person Life Insurance.  The Borrower shall maintain at all times “Key Person” life insurance in the amount of at least $1,000,000 each on the lives of Chane Graziano and David Green.

(e)           Requirements; Proceeds.  Each insurance policy maintained pursuant to this subsection 5.3 shall provide that the Agent shall be notified of any proposed cancellation of such policy at least thirty (30) days in advance of such proposed cancellation.  Upon the request of the Agent, copies of all such policies shall be delivered to the Agent.  All insured losses under any policy of insurance will be adjusted by the insurer with, and paid to, the Borrower.

5.4.          Payment of Taxes.  The Borrower will, and will cause each Subsidiary to, pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its properties or assets, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or a charge upon its property; provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if the Borrower or such Subsidiary, as the case may be, shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed appropriate by the Borrower and its independent public accountants.

5.5.          Payment of Other Indebtedness, etc.  Except as to matters being contested in good faith and by appropriate proceedings, and subject to the provisions of subsection 6.5 (Restricted Payments) hereof, the Borrower will, and will cause each Subsidiary to, pay promptly when due, or in conformance with customary trade terms, all other Indebtedness and obligations incident to the conduct of its business where any failure to pay is reasonably likely to result in a Material Adverse Effect.

5.6.          Further Assurances.  From time to time hereafter, the Borrower will execute and deliver, or will cause to be executed and delivered, such additional instruments, certificates or documents, and will take all such actions, as the Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement, the Loan Documents or the Notes, provided that, the Borrower shall not be required to effect a public registration of all or any part of the Pledged Collateral (as defined in the Pledge Agreement) pursuant to the Securities Act of 1933, as amended, or other similar foreign or state securities law.  Subject to the proviso in the preceding sentence, upon the exercise by the Agent of any power, right, privilege or remedy pursuant to this Agreement or the Loan Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Agent may be required to obtain for such governmental consent, approval, registration, qualification or authorization.

5.7.          Depository Accounts.  The Borrower will maintain its primary depository account with the Agent.

5.8.          Communication with Accountants.  The Borrower authorizes the Agent to communicate directly with the Borrower’s independent certified public accountants and, on or before the Closing Date, will instruct those accountants to disclose to and discuss with the Agent any and all prepared financial statements and all other supporting financial documents and schedules delivered to the Borrower by such accountants.

5.9.          Environmental Indemnification; Compliance.

(a)           The Borrower shall at all times, both before and after repayment of the Loans, at its sole cost and expense indemnify, exonerate and save harmless the Agent and Lenders and all those claiming by, through or under the Agent and Lenders (collectively, the “Indemnified Parties”) against and from all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind whatsoever, including, without limitation, reasonable attorneys’ fees and experts’ fees and disbursements, which may at any time (including, without limitation, before or after discharge or foreclosure of the Agent’s security interests, mortgages or leasehold mortgages or deeds of trust or any other instrument now or hereafter constituting a Loan Document) be imposed upon, incurred by or asserted or awarded against the Indemnified Parties and arising from or out of:  (a)  any Hazardous Materials liability or other liability for damage to person or property arising out of any Hazardous Materials released on, upon, under, into or about any property at any time owned, leased or operated by the Borrower or any of its Subsidiaries (including without limitation with respect to any condition or circumstance which existed on any such property prior to or as of the time the Borrower or any of its Subsidiaries first acquired, leased or occupied the same) or any violation of any Environmental Laws by the Borrower or any of its Subsidiaries, or any contractor, sub-contractor, tenant, occupant or invitee thereof; or (b)  any act, omission, negligence or conduct of the Borrower or any Subsidiary of the Borrower or any contractor, sub-contractor, tenant, occupant or invitee thereof resulting in any Hazardous Material liability.  Notwithstanding any limitation which otherwise might be imposed by any applicable statute of limitations, any cause of action which the Indemnified Parties may have against the Borrower under this subsection 5.9, may be brought against the Borrower and/or any Subsidiary at any time within two (2) years following assertion of the claim against the Indemnified Parties for which indemnification or exoneration is sought (it being understood that the foregoing shall not require the Indemnified Parties to bring any claim or action within such two (2) year period if a longer statute applies).

(b)           The Borrower shall take all appropriate response actions, including any removal and remedial action, in the event of a release, emission, discharge or disposal of any Hazardous Materials in violation of applicable law on, upon, under, into or about any property at any time, owned, leased or operated by the Borrower so as to (a) remain in compliance with subsection 3.18 and (b) keep all property at any time owned, leased or operated by the Borrower free from and uncontaminated by Hazardous Materials and in compliance with applicable Environmental Laws, the failure to comply with which is reasonably likely to have a Material Adverse Effect.

5.10.        Mandatory Repayment of Outstanding Revolving Credit Loans in Excess of Working Capital; Prepayment From Proceeds of Asset Sales.

(a)           If as of the last day of any fiscal quarter the aggregate outstanding principal amount of the Revolving Credit Loans exceeds the Borrower’s Working Capital, the Borrower will within five (5) Banking Days repay the Revolving Credit Notes, without penalty or premium (other than the LIBOR Premiums, if applicable, provided that the Lenders agree that any such repayments shall be applied to repayment in full of Base Rate Loans prior to application to any LIBOR Portions), in an amount necessary to cause the outstanding principal amount of the Revolving Credit Loans not to exceed the Borrower’s Working Capital as of the last day of such fiscal quarter.  To the extent any such payment is made within five (5) Banking Days, any Default as a result of a breach of subsection 7.3 hereof shall be deemed to have been cured.

(b)           Without limiting the provisions of subsection 6.8 below, the Borrower will prepay all of the Revolving Credit Loans (with proceeds to be applied as set forth below) in an amount equal to one hundred percent (100%) of all proceeds of asset sales (other than sales of Inventory) in excess of $250,000 per fiscal year, immediately upon receipt by the Borrower of such proceeds.  Amounts paid to the Lenders pursuant to the preceding sentence will not reduce the Maximum Line Commitment and may be reborrowed by the Borrower pursuant to the terms hereof.

(c)           Any prepayments of the Loans shall be applied first to the portion of the Loans not then subject to any LIBOR Option, then the balance of any such prepayment shall be applied to the portion of the Loans then subject to any LIBOR Option, in the chronological order of the respective maturities thereof.  After the occurrence and during the continuance of an Event of Default, all payments or prepayments of the Loans may be applied to the Borrower’s Obligations under this Agreement and the other Loan Documents in such amounts and manner as may be specified in the Loan Documents or otherwise determined by the Agent in its sole discretion.  All payments of principal hereunder shall be made to the Agent for the account of the Lenders in accordance with the Lender’s respective Commitment.

Section 6.                                            Negative Covenants.

So long as any of the Loans shall remain available to the Borrower, and until the principal of and interest on the Notes and all fees due hereunder and all of the Borrower’s obligations to the Lenders hereunder shall have been paid in full, the Borrower agrees that:

6.1.                              Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or become or remain liable in respect of any Indebtedness, except:

(a)                                  Indebtedness to the Lenders hereunder;

(b)                                 Liabilities of the Borrower and/or its Subsidiaries (other than for borrowed money) incurred in the ordinary course of its business and in accordance with customary trade practices;

(c)                                  Existing Indebtedness, together with all accrued and unpaid interest thereon, of the Borrower and/or any Subsidiary referred to in Schedule 3.8 attached hereto, and refinancings thereof in an amount not more than the greater of (i) the respective unpaid principal amounts thereof or (ii) the respective principal amounts available to be drawn thereunder on the date hereof, in each case as specified in such schedule, together with all accrued and unpaid interest thereon;

(d)                                 Indebtedness of the Borrower and/or any Subsidiary secured as permitted by, and subject to the proviso to, subparagraph (c) of subsection 6.2;

(e)                                  Unsecured Indebtedness incurred or assumed in connection with (i) any Permitted Acquisition consummated pursuant to subsection 6.17.A hereof in an amount not to exceed seventy-five percent (75%) of the purchase price of such Permitted Acquisition (excluding as Indebtedness incurred or assumed for the purpose of this computation, any promissory notes issued in connection with and included in the payment of the purchase price of any such Permitted Acquisition) and (ii) any Permitted Acquisition consummated pursuant to subsection 6.17. B hereof;

(f)                                    Indebtedness in respect of promissory notes issued in connection with any Permitted Acquisition and secured as permitted by subparagraph (l) of subsection 6.2;

(g)                                 Other secured Indebtedness incurred or assumed in connection with any Permitted Acquisition consummated pursuant to (i) subsection 6.17. A hereof in an aggregate principal amount at any time outstanding not to exceed $500,000 and (ii) subsection 6.17 B hereof;

(h)                                 Other unsecured Indebtedness not to exceed $100,000;

(i)                                     Indebtedness in respect of (i) taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment thereof shall not at the time be required to be made or is being contested in accordance with the provisions of subsection 5.4 hereof, (ii) judgments or awards which have been in force for less than the applicable appeal period so long as execution is not levied thereunder or in respect of which the

Borrower or any Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in a manner reasonably satisfactory to the Agent and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which adequate reserves have been established in accordance with, and to the extent required by, GAAP, and (iii) endorsements made in connection with the deposit of items for credit or collection in the ordinary course of business; and

(j)                                     Intercompany Indebtedness.

6.2.                              Liens, etc.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist, any mortgage, lien, charge or encumbrance on, or security interest in, or pledge of, or conditional sale or other title retention agreement (including any Capital Lease) with respect to, any real or personal property (tangible or intangible, now existing or hereafter acquired)(each being a “Lien”), including but not limited to the Accounts and Inventory, except the following each being a “Permitted Lien”:

(a)                                  Liens for taxes not yet delinquent or being contested in good faith as provided in subsection 5.4; mechanics’, workmen’s, materialmen’s or other like liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith (as to which adequate reserves have been established on the Borrower’s books to the extent required by GAAP) and which were not incurred in connection with the purchase of property, borrowing of money or the obtaining of credit and which do not detract from the value of the properties or assets of the Borrower and its Subsidiaries or affect the use thereof in the operation of their business;

(b)                                 The existing Liens referred to in Schedule 3.8, securing Indebtedness permitted under Section 6.1(c) hereof and any refinancings thereof, provided that existing Liens set forth on Schedules 4.1(e) shall be terminated pursuant to subsection 4.3(e) hereof;

(c)                                  Purchase money mortgages, liens and other security interests, including Capital Leases, created in respect of property acquired by the Borrower and/or any of its Subsidiaries after the date hereof or existing in respect of property so acquired prior to the date hereof, provided that (i) each such lien shall at all times be confined solely to the item of property so acquired, and (ii) the aggregate principal amount of indebtedness secured by all such liens incurred after the Closing Date shall at no time exceed $1,000,000;

(d)                                 Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower;

(e)                                  Liens arising solely by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any financial institution;

(f)                                    Liens in connection with operating leases and granted to secure obligations with respect to “off balance sheet” or “synthetic” leases (i.e., leases where for tax purposes the lessee is treated as the owner of the leased property but for GAAP purposes the lease is treated as an operating lease and the lessor is treated as the owner of the leased property);

(g)                                 Liens consisting of security deposits securing the Borrower’s and/or any Subsidiary’s obligations under real property leases;

(h)                                 Any Lien securing Indebtedness to the Lenders;

(i)                                     Deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions or social security;

(j)                                     Liens arising by operation of law or under rental agreements made in the ordinary course of business to secure landlords, lessors or renters under leases and confined to the premises or property rented;

(k)                                  Liens acquired in connection with the consummation of Permitted Acquisitions and subject to subparagraph (g) of subsection 6.1; and

(l)                                     Liens in favor of any bank or other financial institution solely against the Borrower’s and/or any Subsidiary’s deposit account(s) with such bank or other financial institution securing such bank’s or other financial institution’s obligation to guarantee the Borrower’s and/or its Subsidiaries’ promissory notes issued in connection with a Permitted Acquisition.

6.3.                              Loans, Guarantees and Investments.  The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or guarantee or endorse (except as a result of endorsing negotiable instruments for deposit or collection in the ordinary course of business) or otherwise assume or agree to purchase or otherwise remain liable with respect to any obligation of, or enter into any indemnification agreement for the benefit of, or make or own any investment in, or acquire (except in the ordinary course of business) the properties or assets of, any Person, except:

(a)                                  Extensions of credit by the Borrower and/or any of its Subsidiaries in the ordinary course of business in accordance with its and their customary trade practices;

(b)                                 The outstanding investments, loans and advances, if any, and the presently existing guarantees, if any, referred to in Schedule 3.8 attached hereto;

(c)                                  Cash Equivalents;

(d)                                 Capital Expenditures, to the extent permitted by subsection 6.6(a);

(e)                                  Investments and indemnification agreements in connection with Permitted Acquisitions;

(f)                                    Other Investments not to exceed $200,000 per a fiscal year;

(g)                                 Investments by the Borrower in its Subsidiaries in the form of capital contributions and/or intercompany loans;

(h)                                 Investments by Subsidiaries in Borrower and/or other Subsidiaries in the form of dividends, capital contributions and/or intercompany loans;

(i)                                     Investments consisting of normal travel and similar advances to employees of the Borrower and/or Subsidiaries; and

(j)                                     Indemnification agreements in connection with contractual arrangements entered into in the ordinary course of business.

6.4.                              Reserved.

6.5.                              Restricted Payments.  The Borrower shall not directly or indirectly declare, order, pay or make any Restricted Payment or set aside any sum or property therefor.

As used herein, the term “Restricted Payment” means (i) any cash dividend or other cash distribution or payment, direct or indirect, on or on account of any shares of any class of stock of the Borrower now or hereafter outstanding or (ii) any redemption, purchase or other acquisition, direct or indirect, of any shares of any class of stock of the Borrower now or hereafter outstanding or of any warrants, options or rights to purchase any such stock (including, without limitation, the repurchase of any such stock, warrant, option or right or any refund of the purchase price thereof in connection with the exercise by the holder thereof of any right of rescission or similar remedies with respect thereto), provided, however, that Borrower shall be permitted to repurchase or otherwise redeem up to an aggregate of $5,000,000 of shares of its capital stock pursuant to any stock buyback program now or hereafter instituted by the Borrower or any greater amount as shall be consented to by the Agent, provided, that both before and after giving effect to any such Restricted Payment, no Default or Event of Default exists under this Agreement (including under subsection 7.2 hereof).

6.6.                              Capital Expenditures.  The Borrower will not, and will not permit any Subsidiary to, make any Capital Expenditure during any fiscal year of the Borrower if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period would exceed $4,000,000.

6.7.                              Subsidiaries, Mergers and Consolidations; Changes in Business.  The Borrower will not, and will not permit any Subsidiary to, create any additional Subsidiaries or enter into any merger or consolidation (or any agreement relating to any merger or consolidation) without the prior written consent of the Required Lenders, other than in each case in connection with Permitted Acquisitions and except that the Subsidiary may merge into another Subsidiary or into the Borrower.  The Borrower will not, without the prior written consent of the Required Lenders, engage in any business other than the business engaged in as of the date hereof and any other business related thereto which may be acquired in connection with Permitted Acquisitions, and entering into contracts in connection with the foregoing.

6.8.                              Sale of Assets.  The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any of its properties or assets, except for (a) sales, leases or other dispositions in the ordinary course of business, (b) sales, leases or other dispositions of obsolete or unusable property or assets (it being understood that customer lists, contracts, inventory and accounts receivable are excluded from this exception), (c) sales, leases or other dispositions of duplicative property or other assets acquired in connection with Permitted Acquisitions and (d) sales, leases and other dispositions of other property and assets in an aggregate amount not to exceed $2,000,000 per fiscal year.

6.9.                              Reserved.

6.10.                        Compliance with ERISA.  The Borrower will make, and will cause all Affiliated Companies to make, all payments or contributions to employee benefit plans required under the terms thereof in all material respects and in accordance in all material respects with applicable minimum funding requirements of ERISA and the IRC and applicable collective bargaining agreements.  The Borrower will cause all employee benefit plans sponsored by any Affiliated Company to be maintained in material compliance with ERISA and the IRC.  The Borrower will not engage, and will not permit or suffer any Affiliated Company or any Person entitled to indemnification or reimbursement from the Borrower or any Affiliated Company to engage, in any prohibited transaction under ERISA for which an exemption is not available.  No Affiliated Company will terminate, or permit the PBGC to terminate, any employee benefit plan or withdraw from any multi-employer plan, in any manner which could result in material liability of any Affiliated Company.

6.11.                        Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into any lease or other transaction after the Closing Date with any shareholder of the Borrower, on terms that are less favorable to the Borrower or such Subsidiary than those which might be obtained at the time from Persons who are not such a shareholder except for those transactions disclosed in Borrower’s public filings with the SEC.

6.12.                        Reserved.

6.13.                        Environmental Liabilities.  The Borrower will not, and will not permit any Subsidiary to, violate any Environmental Laws or other requirement of law, rule or regulation regarding Hazardous Materials, the violation of which is reasonably likely to have a Material Adverse Effect; and, without limiting the foregoing, the Borrower will not and will not permit any Subsidiary or any other Person to (except in accordance with applicable law), dispose of any Hazardous Material into, upon, under or onto, or (except in accordance with applicable law) from, any real property owned, leased or operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary holds, directly or indirectly, any legal or beneficial interest or estate except as is not reasonably likely to cause a Material Adverse Effect, nor allow any lien imposed pursuant to any law, regulation or order relating to Hazardous Materials or the disposal thereof to be imposed or to remain on such real property, except as is not reasonably likely to have a Material Adverse Effect or for liens being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are being maintained on the books of the Borrower and its Subsidiaries (to the extent required by GAAP).

6.14.                        Fiscal Year.  The Borrower will not change its fiscal year end from December 31 without prior written notice to the Agent.

6.15.                        Reserved.

6.16.                        Reserved.

6.17.                        Permitted Acquisitions; Conditions Precedent.  The Borrower will not, and will not permit any Subsidiary to, acquire or enter into any agreement (other than purchases of equipment or inventory from any Person in the ordinary course of business) requiring the Borrower or such Subsidiary to acquire, all or substantially all of the assets or stock or other equity interests of any Person unless such acquisition (whether by acquisition, merger or otherwise) is to be consummated by (i) the Borrower, (ii) a US Subsidiary, provided, that such US Subsidiary is or becomes a party to a Subsidiary Guaranty or (iii) a Foreign Subsidiary, provided, that to the extent such Foreign Subsidiary is directly owned by the Borrower, its stock or other equity interests have been or will be pledged by the Borrower pursuant to the Pledge Agreement and unless each of the following conditions precedent has been satisfied:

6.17.  A  Permitted Acquisitions Not Requiring Consent of Required Lenders.  The Borrower and/or its Subsidiaries may enter into any agreement to acquire, and shall be permitted to acquire, all or substantially all of the assets or stock or other equity interests of any Person (whether by acquisition, merger or otherwise) without the prior written consent of the Agent or Lenders, provided that the purchase price paid by the Borrower and/or its Subsidiaries in connection with Permitted Acquisitions consummated under this Section 6.17(A) is payable (i) solely in shares of capital stock of the Borrower in an amount not to exceed $10,000,000 in connection with any single Permitted Acquisition (such capital stock valuation shall be the closing price of the Borrower’s common stock on the NASDAQ National Market on the date such transaction is approved by the Borrower’s board of directors), (ii) solely in cash, (iii) solely by issuance of one or more promissory notes or (iv) some combination of the foregoing, provided, however, that except in the case of clause (i) above, the amount of cash consideration plus promissory notes plus shares of capital stock of the Borrower does not exceed $6,000,000 in connection with any single Permitted Acquisition.

The Borrower will notify the Agent of all proposed Permitted Acquisitions under this Section 6.17A no less than thirty (30) days prior to the anticipated closing date.  The Borrower will notify the Agent as soon as practicable following any material changes in the business terms or projected impact of any Permitted Acquisition which has previously been disclosed to the Agent.

6.17.  B  Permitted Acquisitions Requiring Consent of Required Lenders.  Except in connection with Permitted Acquisitions consummated in accordance with Section 6.17A, the Borrower and/or its Subsidiaries will only enter into agreements to acquire, and shall only be permitted to acquire, all or substantially all of the assets or stock or other equity interests of any Person (whether by acquisition, merger or otherwise) with the prior written consent of the Required Lenders upon satisfaction of each of the following conditions:

(a)                                  The Lenders shall have received notice of such acquisition and the basic terms thereof, as soon as reasonably practicable, but in any event not less than thirty (30) days prior to the anticipated consummation of the acquisition;

(b)                                 The assets to be acquired are employed or, if such acquisition is structured as purchase of stock or other equity interests, the Person so acquired conducts its business in an industry described in subsection 6.7 and the Required Lenders are satisfied as to the foregoing;

(c)                                  At the time of consummation of such acquisition, no Default and no Event of Default exists, or would be caused by such consummation and the Required Lenders are satisfied as to the foregoing;

(d)                                 At least five (5) Banking Days prior to the consummation of any such acquisition, the Borrower shall have delivered to the Agent a certificate, signed by the Chief Executive Officer or Chief Financial Officer of the Borrower, certifying that the Borrower has conducted or caused to be conducted all due diligence deemed reasonably necessary for the proposed acquisition, and that the results of such due diligence are deemed satisfactory by the officer of the Borrower executing such certificate;

(e)                                  Reserved;

(f)                                    No less than thirty (30) days prior to the anticipated consummation of the acquisition, the Borrower shall deliver to the Lenders, among such other financial information and reports as may be required by the Lenders, revised financial projections, income statements and balance sheets setting forth the effect of the acquisition and demonstrating to the satisfaction of the Required Lenders (in their sole discretion) that the Borrower will, on a going forward basis, be in compliance with all covenants (including the financial covenants contained in Section 7) set forth in this Agreement, and further demonstrating that the proposed acquisition will, prior to the end of the second fiscal quarter of the Borrower immediately succeeding the fiscal quarter during which any such acquisition is consummated, increase the Borrower’s Adjusted EBITDA, after giving effect to all additional interest and Indebtedness related to such acquisition (including any Indebtedness incurred under this Agreement), as well as the relevant income statement effects deemed applicable by the Lenders and all adjustments to historical performance approved by the Required Lenders, all in the Required Lenders’ sole discretion;

(g)                                 Reserved;

(h)                                 Reserved; and

(i)                                     The Agent (at the direction of the Required Lenders) shall not have issued notice to the Borrower that, in the Required Lenders’ reasonable discretion, the Required Lenders have determined that a proposed acquisition is not a Permitted Acquisition as a result of the Borrower’s failure to satisfy any of the conditions set forth in paragraphs (a) through (h) of this Section 6.17.B, any such notice to be delivered to the Borrower within 15 days of receipt of notice from the Borrower required by paragraph (a) of this Section 6.17.B and such notice to set forth, in reasonable detail, the basic for such determination by the Required Lenders.

Each acquisition consummated in accordance with the provisions of  subsections 6.17.A and B shall be referred to as a “Permitted Acquisition”.

Section 7.                                            Financial Covenants.

So long as any of the Loans shall remain available to the Borrower, and until the principal of and interest on the Notes and all fees and other amounts due hereunder and all of the Borrower’s other obligations to the Agent and the Lenders hereunder shall have been indefeasibly paid in full in cash, the Borrower agrees that:

7.1.                              Maximum Leverage Ratio.  As of the last day of any fiscal quarter, the Borrower will not permit the ratio of (a) Total Funded Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter, to (b) the Borrower’s and its Subsidiaries’ consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter to be more than 2.0:1.0.

7.2.                              Minimum Fixed Charge Coverage Ratio.  As of the last day of any fiscal quarter, the Borrower will not permit the ratio of (a) consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the four-quarter period ending on the last day of such fiscal quarter, minus, aggregate cash capital expenditures for the four-quarter period ending on the last day of such fiscal quarter, minus cash taxes paid and minus amounts paid in connection with any stock buy back program for the four-quarter period ending on the last day such fiscal quarter, to (b) the current portion of Funded Debt as of the last day of such fiscal quarter, plus (without duplication)  Interest Expense during such fiscal quarter to be less than 1.5:1.0.

7.3.                              Minimum Working Capital.  As of the last day of any fiscal quarter, the Borrower will not permit its Working Capital to be less than the aggregate outstanding principal balance of the Revolving Credit Loans.  As used herein, the term “Working Capital” means an amount equal to the sum of (i) eighty percent (80%) of the Borrower’s and its Subsidiaries’ Eligible Accounts (as defined below) plus (ii) the lesser of (a) an amount equal to forty percent (40%) of the Borrower’s and its Subsidiaries’ Eligible Inventory (as defined below) and (b) $8,500,000.  For purposes of computing Working Capital hereunder after application of the forty percent (40%) formula as set forth in clause (ii) above, the Borrower shall not include more than $4,250,000 of Eligible Inventory maintained at any one warehouse, distribution center or other real property leased by the Borrower or any Subsidiary in the calculation thereof.  As used herein:

“Eligible Accounts” means those Accounts created by Borrower and/or any of its directly or indirectly wholly-owned Subsidiaries in the ordinary course of Borrower’s or such Subsidiary’s business, that arise out of Borrower’s or such Subsidiary’s sale of goods or rendition of services, that are less than ninety (90) days past the invoice date, and that comply with each of the representations and warranties respecting Eligible Accounts made by Borrower under the Loan Documents.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Borrower or any Subsidiaries.  All Eligible Accounts not otherwise denominated in United States dollars shall be converted to United States dollars for purposes of inclusion in any Compliance Certificate (with the conversion calculation set forth in such Compliance Certificate) based on the exchange rate of the applicable currency to United States dollars quoted in the Wall Street Journal for the last day of the applicable quarter with respect to which such Compliance Certificate is delivered.

“Eligible Inventory” means Inventory of Borrower and/or its Subsidiaries consisting of first quality finished goods and raw materials (other than work-in-process) held for sale or lease or to be furnished under a contract of service in the ordinary course of Borrower’s or such Subsidiary’s business located at one of Borrowers’ or such Subsidiary’s business locations set forth on Schedule 3.9 or at such other location identified in writing by the Borrower to the Agent (or in-transit between any such locations), that complies with each of the representations and warranties respecting Eligible Inventory made by Borrower in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below.  In determining the value of Eligible Inventory, Inventory shall be valued at the lower of Cost or market on a basis consistent with Borrower’s accounting practices less the aggregate amount of all reserves for obsolesce, slow-moving and excess inventory.

An item of Inventory shall not be included in Eligible Inventory if:

(a)                                  Borrower or any Subsidiary does not have good, valid and marketable title thereto (including Inventory acquired on consignment), or

(b)                                 it is not located at one of the locations of the Borrower or its Subsidiaries set forth on Schedule 3.9 or at such other location identified in writing by the Borrower to the Agent or in transit from one such location to another such location, or

(c)                                  it is located at a warehouse, distribution center or other real property leased by a Borrower or any Subsidiary or in a fulfillment center or contract warehouse, in circumstances under which, by operation of law or by the terms of the Borrower’s or any Subsidiary’s lease, a third party has or may have a lien on any Inventory located on the premises, provided, that notwithstanding the foregoing, Inventory in an amount not to exceed $4,250,000 (after application of the forty percent (40%) formula set forth in the definition of Working Capital in subsection 7.3 hereof) located at any of the foregoing locations, and subject to subparagraphs (a), (b) and (d) hereof, may be included in Eligible Inventory for purposes of calculating Working Capital, or

(d)                                 it consists of work-in-process or goods returned or rejected by the Borrower’s or any Subsidiary’s customers if such goods can not be re-sold by Borrower or such Subsidiary in the ordinary course of its business.

For any Subsidiary whose Eligible Accounts and Eligible Inventory exceed $1,000,000 in the calculation of minimum Working Capital pursuant to subsection 7.3 hereof, the Agent shall have received the following with respect to such Subsidiary:

(i)                                     satisfactory lien, tax and judgment searches confirming the absence of any liens, claims, charges or encumbrances of any nature on any Accounts of such Subsidiary; and

(ii)                                  certified copies of the charter documents and by-laws of each such Subsidiary, together with certificates of appropriate governmental authorities as to the corporate good standing of such Subsidiaries (to the extent such documents and certificates are available in the applicable jurisdiction).

Section 8.                                            Defaults; Remedies; Delivery of Pledged Collateral.

8.1.                              Events of Default; Acceleration.  If any of the following events (each an “Event of Default”) shall occur:

(a)                                  The Borrower shall default in the payment of principal of or interest on the Notes or any other fee due hereunder when the same becomes due and payable, whether at maturity or at a date fixed for the payment of any installment or prepayment thereof or by declaration, acceleration or otherwise, and such default shall continue for a period of three (3) Banking Days (a “Payment Default”); or

(b)                                 The Borrower shall default in the performance of or compliance with any term contained in Section 5 (other than subsection 5.10(a)), Section 6 or subsections 7.1 or 7.2 and, to the extent any default is susceptible of remedy or cure, the Borrower has failed to remedy or cure any such default within ten (10) days after the occurrence thereof; or

(c)                                  The Borrower shall default in the performance of or compliance with any term contained in subsection 5.10(a) or subsection 7.3 and the Borrower has failed to remedy or cure any such default within five (5) Banking Days; or

(d)                                 The Borrower shall default in the performance of or compliance with any term contained herein other than those referred to above in this Section 8 and such default shall not have been remedied within thirty (30) days after the occurrence thereof provided, that if such default cannot be remedied or cured, then such default shall be deemed an Event of Default as of the date of its occurrence; or

(e)                                  The Borrower or any Subsidiary which is a party to any of the Loan Documents shall default in the performance of or compliance with any material term contained in the Loan Documents (other than this Revolving Credit Loan Agreement) or in the performance of or compliance with any material term contained in any other written agreement with the Agent and/or the Lenders, executed in connection therewith and such default shall not have been remedied within thirty (30) days after the occurrence thereof provided, that if such default cannot be remedied or cured, then such default shall be deemed an Event of Default as of the date of its occurrence; or

(f)                                    Any representation or warranty made by the Borrower or any Subsidiary herein or in any other Loan Document or shall prove to have been false or incorrect in any material respect when made; or

(g)                                 The Borrower or any Subsidiary shall default in any payment due on any Indebtedness in respect of borrowed money where the aggregate principal balance thereof together with interest thereon exceeds $500,000 or any lesser aggregate principal balance where such failure to pay is reasonably likely to have a Material Adverse Effect (other than to the Lenders, as to which subsection 8.1(a) shall apply), any Capital Lease or the deferred purchase price of property with a principal balance together with interest thereon, lease balance or purchase price (as the case may be) in excess of $500,000 outstanding as of the date of such default, and such default shall continue for more than the period of grace, if any, applicable thereto, or in the performance of or compliance with any term of any evidence of such Indebtedness or of any mortgage, indenture or other agreement relating thereto, and any such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto, (except such defaults which are being contested in good faith and, if applicable, as to which adequate reserves have been established on the Borrower’s books to the extent required by GAAP); or

(h)                                 The Borrower or any Subsidiary shall cease to be solvent (as represented in the Solvency Certificate) or shall discontinue its business (except as otherwise permitted hereby) or the Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as such debts become due, or shall apply for or consent to the appointment of or taking possession by a trustee, receiver or liquidator (or other similar official) of the Borrower or such Subsidiary or any substantial part of the property of the Borrower or such Subsidiary, or shall commence a case or have an order for relief entered against it under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or if the Borrower or any Subsidiary shall take any action to dissolve or liquidate the Borrower or such Subsidiary (except as otherwise permitted hereby); or

(i)                                     An involuntary proceeding shall be commenced against the Borrower or any Subsidiary under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or a decree shall be entered appointing a trustee, receiver or liquidator (or other similar official) of the Borrower or any Subsidiary or any substantial part of the property of the Borrower or such Subsidiary; or

(j)                                     A final judgment which, with other outstanding final judgments against the Borrower and its Subsidiaries shall be rendered against the Borrower or any Subsidiary which is reasonably likely to have a Material Adverse Effect and if, within the earlier of 60 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within 60 days after the expiration of any such stay, such judgment shall not have been discharged, or if any such judgment shall not be discharged forthwith upon the commencement of proceedings to foreclose any lien, attachment or charge which may attach as security therefor and before any of the property or assets of the Borrower or any Subsidiary shall have been seized in satisfaction thereof; or

(k)                                  If the Borrower is enjoined, restrained, or in any material way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order is not stayed or revoked within five (5) days; or

(l)                                     This Agreement, the Notes, the Pledge Agreement, any Subsidiary Guaranties or any other Loan Documents shall be cancelled, terminated, revoked, rescinded or declared invalid or unenforceable in whole or in any material respect, otherwise than pursuant to its terms by virtue of the expiration of its term or otherwise than in accordance with the express prior written agreement, consent or approval of the Required Lenders or the Lenders, as the case may be, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind this Agreement, the Notes, the Pledge Agreement, any Subsidiary Guaranties or any other Loan Documents shall be commenced by or on behalf of the Borrower or any other Person bound thereby or party thereto or by any governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that any one or more of the Loan Documents or any one or more of the material obligations of any Person or Persons under any one or more of the Loan Documents are illegal, invalid or unenforceable in accordance with the terms thereof;

then, and in any such event, and at any time thereafter, either or both of the following actions may be taken: the Agent may by written notice to the Borrower, (i) declare the principal of and accrued interest in respect of the Notes to be forthwith due and payable, whereupon the principal of and accrued interest in respect of the Notes shall become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, and/or (ii) terminate the Maximum Line Commitment, whereupon the Maximum Line Commitment shall forthwith terminate without any other notice of any kind; provided that, in the case of an Event of Default arising by reason of the occurrence of any event described in subsections 8.1(h) or 8.1(i), both such actions shall be deemed to have been automatically taken by the Agent and all obligations of the Borrower to the Lenders shall forthwith automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.  Without limiting any provision of this Agreement or any Loan Documents, a Default or Event of Default hereunder shall also constitute a Default or Event of Default under the Loan Documents.

8.2.                              Remedies on Default.

(a)                                  In case any one or more Events of Default shall occur and be continuing, the Agent may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Notes or any Loan Documents or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law.  In case of a default in the payment of any principal of or interest on the Notes, or in the payment of any fee due hereunder or under any other Loan Document, the Borrower will pay to the Lenders such further amount as shall be sufficient to cover the costs and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.  No course of dealing and no delay on the part of the Agent in exercising any right shall operate as a waiver thereof or otherwise prejudice the rights of the Agent or the Lenders.  No right conferred hereby or by the Notes or any Loan Documents upon the Agent or the Lenders shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

(b)                                 Power of Attorney.  Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as Borrower’s true and lawful attorney, with power to (i) at any time an Event of Default has occurred and is continuing endorse Borrower’s name on any collection item that may come into Agent’s possession and (ii) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance.  The appointment of

Agent as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Agent’s obligations to extend credit hereunder are terminated.

(c)                                  Right to Inspect.  At any time an Event of Default has occurred and is continuing, Agent and its officers, employees, or agents shall have the right, from time to time hereafter to inspect the Books and to check, test, and appraise the Borrower’s or any Eligible Availability Subsidiary’s assets in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Accounts and Inventory, all at Borrower’s expense.

Section 9.                                            Definitions; Certain Rules of Construction.  Certain capitalized terms are used in this Agreement and in the other Loan Documents with the specific meanings defined below in this Section 9.  Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Section” refers to Section of this Agreement, (b) the capitalized term “Exhibit” refers to exhibits to this Agreement, (c) the term “subsection” includes particular Sections included in subsections thereof, (d) the word “including” shall be construed as “including without limitation”, (e) accounting terms not otherwise defined herein have the meanings provided under GAAP, (f) terms defined in the UCC and not otherwise defined herein have the meaning provided under the UCC, (g) references to particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect and (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and the other Loan Documents.

Accounts:  means all of Borrower’s and its Subsidiaries’ now owned or hereafter acquired right, title and interest with respect to “accounts” (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

Account Debtor:  means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

Act: means the Securities Exchange Act of 1934, as may be amended from time to time.

Adjusted EBITDA: means for any period, EBITDA for such period after adjusting for (a) non-cash stock compensation expense, (b) restructuring charges related to Permitted Acquisitions contemplated at the time of such Permitted Acquisition and mutually agreed upon by the Borrower and the Agent, (c) acquired in-process research and development expense, (d) fair value adjustments resulting from purchase price allocation related to Permitted Acquisitions and (e) other non-recurring exceptional items of income or expense mutually agreed upon by the Borrower and the Agent.

Affiliate:  shall mean, as applied to any Person, a spouse or relative of such Person, any managing member, director or officer of such Person, any corporation, association, firm or other entity of which such Person is a managing member, director or officer, and any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.  For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

Affiliated Company:  shall have the meaning specified in subsection 3.16.

Agent:  shall have the meaning specified at the beginning of this Agreement.

Agent - Related Persons:  shall have the meaning specified in subsection 16.3.

Applicable LIBOR Margin:  shall have the meaning specified in subsection 1.4(c).

Applicable Base Rate Margin:  shall have the meaning specified in subsection 1.4(c).

Applicable Margin:  shall have the meaning specified in subsection 1.4.

Audited Financial Statements:  shall have the meaning specified in subsection 1.4.

Banking Day:  shall have the meaning specified in subsection 2.2.

Base Rate:  the per annum rate of interest announced from time to time by the Agent in Boston, Massachusetts as its Base Rate.

Base Rate Loans:  shall have the meaning specified in subsection 1.2.

BBH:  shall have the meaning specified in Section 16.

Books:  means all of Borrower’s now owned or hereafter acquired books and records (including all of its records indicating, summarizing, or evidencing its assets (including the Accounts and Inventory) or liabilities, all of Borrower’s records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

Borrower:  shall have the meaning specified at the beginning of this Agreement.

Borrowing Request:  shall have the meaning specified in subsection 1.2.

Capital Expenditure:  shall mean any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of the Person making such expenditure, including without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized and shown as liabilities or otherwise appear in the category of property, plant or equipment or intangibles on the balance sheet of such lessee or obligor but excluding amounts expended in connection with Permitted Acquisitions (including reasonable capitalized transaction costs related to such Permitted Acquisitions).

Capital Lease:  shall mean any lease of property (real, personal or mixed) which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet.

Cash Equivalents:  shall mean (a) negotiable certificates of deposit, time deposits (including sweep accounts), demand deposits and bankers’ acceptances having a maturity of nine months or less and issued by any United States financial institution having capital and surplus and undivided profits aggregating at least $100,000,000 and rated Prime-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Ratings Group or issued by the Agent or any Lender; (b) corporate obligations having a maturity of nine months or less and rated Prime-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Ratings Group or issued by the Agent or any Lender; (c) any direct obligation of the United States of America or any agency or instrumentality thereof, or of any state or municipality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or which is subject to a repurchase agreement with the Agent or any Lender (or any other financial institution referred to in clause (a) above) exercisable within one year from the time of purchase and (ii) which, in the case of obligations of any state or municipality, is rated AA or better by Moody’s Investors Services, Inc. or AA or better by Standard & Poor’s Ratings Group; and (d) any mutual fund or other pooled investment vehicle rated AA or better by Moody’s Investors Service, Inc. or AA or better by Standard & Poor’s Ratings Group which invests principally in obligations described above.

Closing Date:  shall mean the date on which each of the conditions precedent to execution set forth in subsection 4.1 shall have been met to the satisfaction of the Agent, and this Agreement shall have been executed by the Borrower and the Agent.

Code:  means the Massachusetts Uniform Commercial Code, as in effect from time to time.

Commitment:  means, with respect to any Lender, such Lender’s obligation to extend the Line of Credit loans contemplated by Section 1.  The Commitments are set forth in Schedule 1.1.

Compliance Certificate:  shall mean a certificate in substantially the form of Exhibit A hereto, as such form may from time to time be revised by Agent and Borrower, together with such other information as Agent may reasonably require.

Consents:  shall have the meaning specified in subsection 3.14.

Cost:  means the calculated cost of Inventory, as determined from invoices received by Borrower or any of its Subsidiaries, Borrower’s or such Subsidiaries’ purchase journals or stock ledgers, based upon Borrower’s accounting practices, known to Agent, which practices are in effect on the date on which this Agreement was executed.  “Cost” does not include any inventory capitalization costs inclusive of advertising, but may include other charges used in Borrower’s determination of cost of goods sold and bringing goods to market, all within Agent’s reasonable discretion and in accordance with GAAP.

Default:  shall mean any event or condition which, with the giving of notice or the expiration of any applicable grace period, or both, would constitute an Event of Default.

Demand Notes:  shall have the meaning specified in subsection 1.14.

Dollars or $:  means United States dollars.

EBITDA:  means for any period, Net Income for such period, after restoring thereto amounts deducted for (a) federal and state taxes in respect of income and profits, (b) Interest Expense and (c) depreciation and amortization, as determined in accordance with GAAP.

Eligible Accounts:  shall have the meaning specified in subsection 7.3.

Eligible Inventory:  shall have the meaning specified in subsection 7.3.

Environmental Laws:  collectively, shall mean the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act and any other federal, state or local statute, regulation, ordinance, order or decree relating to the environment, as now or hereafter in effect.

ERISA:  shall have the meaning specified in subsection 3.16.

Event of Default:  shall have the meaning specified in Section 8.

First Demand Note:  shall have the meaning specified in subsection 1.14.

Funded Debt:  means all Indebtedness to the Lenders, all Indebtedness for borrowed money incurred in connection with Permitted Acquisitions which is not subordinated to the Indebtedness owing to the Lenders hereunder and all Indebtedness in respect of Capital Leases.

GAAP:  shall mean generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

General Intangible: means all of Borrowers’ and its Subsidiaries’ now owned or hereafter acquired right, title, and interest with respect to “general intangibles” (as such term is defined from time to time in the Code), and any and all supporting obligations in respect thereof.

Hazardous Material:  shall mean (a) any asbestos or insulation or other material composed of or containing asbestos and (b) any petroleum product and any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any other applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

Indebtedness:  shall mean as applied to any Person, (i) all items (except items of capital or surplus or of retained earnings) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date of which Indebtedness is to be determined, including without limitation subordinated debt, if any, and any Capital Lease, (ii) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, and (iii) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contributions or otherwise) or otherwise to become directly or indirectly liable.  For avoidance of doubt, the parties hereby agree that the term Indebtedness shall not include the issuance of any equity interests by the Borrower and/or any of its Subsidiaries, whether such equity interests constitute common stock or preferred stock.

Indemnified Parties:  shall have the meaning specified in subsection 5.9.

Insolvency Proceeding:  means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as in effect from time to time, or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

Interest Adjustment Date:  shall have the meaning specified in subsection 1.4(c).

Interest Expense:  means required cash interest paid or payable on Funded Debt.

Inventory:  means all Borrower’s and its Subsidiaries now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by Borrower or any of its Subsidiaries as lessor, goods that are furnished by Borrower or any of its Subsidiaries under a contract of service, and raw materials, work in process, or materials used or consumed in Borrower’s or any of its Subsidiaries’ business.

IRC:  shall have the meaning specified in subsection 3.16.

Lender:  shall have the meaning specified at the beginning of this Agreement.

Licenses:  shall have the meaning specified in subsection 3.5.

Lien:  shall have the meaning specified in subsection 6.2

Line of Credit:  shall have the meaning specified in subsection 1.1.

Loan or Loans:  shall have the meanings specified in subsection 1.2.

Loan Documents:  shall mean collectively, this Agreement, the Notes, the Pledge Agreement, the Subsidiary Guaranties and any and all financing statements, agreements, instruments and certificates now or hereafter related hereto or thereto or executed in connection herewith or therewith, all as amended from time to time.

Material Adverse Effect:  shall mean any event, matter or condition which is reasonably likely to have a material adverse effect on (a) the financial performance or condition, assets,

operations or financial or other condition of the Borrower and its Subsidiaries taken as a whole, (b) the Borrower’s ability to pay and perform all of the Loans and other material obligations owing by it to the Lenders in accordance with the terms thereof, and/or (c) the Eligible Accounts or the Eligible Inventory.

Maturity Date:  means November 21, 2006.

Maximum Line Commitment:  shall have the meaning specified in subsection 1.1.

Net Income:  for any period, shall mean net income (or loss) for such period, determined in accordance with GAAP.

Note or Notes:  shall have the meanings specified in subsection  1.3.

Obligations:  shall mean the sums evidenced by the Notes and any and all other liabilities, loans, advances, sums due or to become due and all Indebtedness of Borrower to the Agent or the Lenders of every kind, nature and description (whether or not evidenced by any note or other instrument), direct or indirect, absolute or contingent, primary or secondary, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising under the Loan Documents, any liability of Borrower to the Agent or the Lenders including but not limited to all interest, fees, charges, expenses and attorneys’ fees, paid or incurred by Agent or the Lenders at any time in connection with the commitment for, preparation, execution, delivery, amendment, review, perfection, administration and/or enforcement of any of the Loan Documents and any and all other obligations of Borrower to the Agent or the Lenders pursuant to the Loan Documents.

Opening Balance Sheet:  shall mean the Borrower’s balance sheet dated September 30, 2003.

Operating Account:  shall have the meaning specified in subsection 1.2(b).

Origination Fee:  shall have the meaning specified in subsection 1.5.

Participant:  shall have the meaning specified in subsection 15.8.

Payment Default:  shall have the meaning specified in subsection 8.1.

PBGC:  shall have the meaning specified in subsection 3.16.

Permitted Acquisition:  shall have the meaning specified in subsection 6.17.

Permitted Lien:  shall have the meaning specified in subsection 6.2.

Person:  means a corporation, an association, a partnership, a limited liability company, an owner, grantor or master trust, a joint venture, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

Pledge Agreement:  shall have the meaning specified in subsection 1.6.

Pro-forma Compliance Certificate:  shall have the meaning specified in subsection 1.11.

Projections:  means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions, accepted by the Agent, in its reasonable discretion, and any revision, amendment, or updates thereto, provided such revision, amendment, or update has been accepted in writing by the Agent (provided that such acceptance shall not be unreasonably withheld.).

Proprietary Rights:  any patents, registered trademarks, service marks, trade names, copyrights, licenses and other similar rights, including, applications for each of the foregoing.

Real Estate Leases:  shall have the meaning specified in subsection 3.9.

Report:  shall have the meaning specified in subsection 16.17.

Required Financial Statements:  shall have the meaning specified in subsection 1.4.

Required Lenders:  shall mean the Lenders holding greater than sixty-six and two thirds percent (66-2/3%) of the principal amount of the Loans outstanding or, if no Loans are outstanding, sixty-six and two-thirds percent (66-2/3%) of the Commitments.

Restricted Payment:  shall have the meaning specified in  subsection 6.5.

Revolving Credit Loan or Loans:  shall have the meanings specified in subsection 1.2.

Revolving Credit Note or Notes:  the meaning specified in subsection 1.3.

SEC:  means the Securities and Exchange Commission or any governmental authority succeeding to any of its functions.

Second Demand Note:  shall have the meaning specified in subsection 1.14.

Solvent:  means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

Solvency Certificate:  shall have the meaning specified in subsection 3.4.

Subsidiary:  means any Person of which more than 50% of the outstanding Voting Stock (or other similar beneficial interest) (other than director’s qualifying shares) is at the time owned or controlled by the Borrower or by one or more Subsidiaries of the Borrower or by the Borrower and one or more Subsidiaries.

Subsidiary Guaranties:  shall have the meaning specified in subsection 1.6.

Taxes:  shall have the meaning specified in subsection 1.10.

Total Funded Debt:  means at any date of determination, the aggregate outstanding amount of Funded Debt.

UCC:  means the Uniform Commercial Code, as from time to time in effect in The Commonwealth of Massachusetts or any other applicable jurisdiction.

Unused Line Fee:  shall have the meaning specified in subsection 1.5.

US Subsidiaries:  shall have the meaning specified in subsection 1.6.

Voting Stock:  means stock having ordinary voting power to elect a majority of the board of directors of the corporation in question, irrespective of whether or not at the time there exists stock of any class or classes of such corporation which has or might have by its terms accrued voting power by reason of the happening of any contingency.

Working Capital:  shall have the meaning specified in subsection 7.3.

Section 10.                                      Setoffs.

If the Borrower becomes insolvent, howsoever evidenced, or any Event of Default occurs and is continuing, any Indebtedness from the Lenders to the Borrower or any Subsidiary may, without regard to the value or adequacy of any collateral, be offset and applied toward the payment of any Indebtedness from the Borrower to the Lenders, whether or not such Indebtedness, or any part thereof shall then be due provided, that Agent or any lender executing such right shall promptly provide notice thereof to Borrower and any affected Subsidiary.

Section 11.                                      Expenses; Indemnification.

(a)                                  Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees (i) to pay all reasonable expenses, including reasonable fees and disbursements of counsel for the Agent, which the Agent has incurred or may hereafter incur in connection with the preparation of this Agreement, the Loan Documents, the Notes, and all other documents related hereto and thereto (including any amendment, consent or waiver hereof and/or thereof) and the transactions contemplated hereby or the protection, preservation and/or enforcement of the rights of the Lenders hereunder or under the Notes or the Loan Documents (whether in connection with a Permitted Acquisition or otherwise) or in the event of a Default hereunder or thereunder (including without limitation amounts incurred with respect to any so-called “workout” of the Loans) and (ii) to pay all taxes (other than the Lenders’ income taxes) and fees (including interest and penalties), including without limitation all recording and filing fees, transfer and documentary stamp and similar taxes, which may be payable in respect of the execution and delivery of this Agreement, the Loan Documents, the Notes, and all other documents related hereto and thereto (including any amendment, consent or waiver hereafter requested by the Borrower hereunder or thereunder) and to indemnify the Agent and Lenders and hold the Agents and Lenders harmless against any loss or liability resulting from non-payment or delay in payment of any such tax.  The Borrower hereby authorizes the Agent to pay all such amounts described above to the Agent or the Lenders, as applicable, and to charge the same to the Operating Account or any other depository account maintained by the Borrower with the Agent if the same are not paid within five (5) Banking Days after the Agent notifies the Borrower in writing of the amounts owed.

(b)                                 The Borrower hereby agrees to indemnify the Agent and Lenders, and their respective directors, officers, employees, agents, attorneys and each other Person, if any, who controls any Lender, and will hold the Agent and Lenders and such other Persons harmless from and against any and all claims, damages, losses, liabilities, judgments and expenses (including without limitation all reasonable fees and expenses of counsel and all expenses of litigation or preparation therefor) which the Agent and Lenders or such other Persons may incur or which may be asserted against the Agent and Lenders or such other Persons in connection with or arising out of any investigation, litigation or proceeding relating to the transactions contemplated hereby involving the Borrower or any shareholder or any Affiliate of the Borrower or any such shareholder (including compliance with or contesting of any subpoenas or other process issued against the Agent and Lenders, or any director, officer or employee of the Agent and Lenders, or any Person, if any, who controls any Lender in any proceeding relating to the transactions contemplated hereby involving the Borrower or any shareholder or any Affiliate of the Borrower or any such shareholder), whether or not a Lender is party thereto, other than claims, damages, losses, liabilities or judgments with respect to any matter as to which the Agent or a Lender or such other Person seeking indemnity shall have been finally adjudicated not to have acted in good faith or to have been grossly negligent in its actions or inactions.  Promptly upon receipt by any indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the Borrower hereunder, notify the Borrower in writing of the commencement thereof.

(c)                                  The Borrower acknowledges and agrees that its agreements and obligations under this Section 11 shall survive the termination of this Agreement and repayment in full of the Loans.

Section 12.                                      Amendments and Waivers, etc.

(a)                                  Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower and acknowledged by Agent, do any of the following:

(i)                                     increase or extend any Commitment of any Lender,

(ii)                                  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)                               reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(iv)                              change the percentage of the Commitments that is required to take any action hereunder,

(v)                                 amend this Section 12 or any provision of the Agreement providing for consent or other action by all Lenders,

(vi)                              reserved,

(vii)                           change the definition of “Required Lenders”,

(viii)                        contractually subordinate any of the Agent’s Liens,

(ix)                                release any Borrower or Subsidiary from any obligation for the payment of money,

(x)                                   change the definitions of Eligible Accounts, Eligible Inventory or Maximum Line Commitment, or

(xi)                                amend any of the provisions of Section 16.

The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lenders and the Agent among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower so long as such amendment, modification, waiver, consent, termination or release does not adversely affect the Borrower in any way, including without limitation by making any agreement or covenant set forth herein more restrictive for the Borrower or any Subsidiary, or adversely affect the rights or benefits of the Borrower under this Agreement or any other Loan Document.

(b)                                 The failure of the Agent, the Lenders or Required Lenders to insist upon the strict performance of any term, condition or other provision of this Agreement or the Loan Documents or the Notes or to exercise any right or remedy hereunder or thereunder shall not constitute a waiver by the Agent, the Lenders or Required Lenders of any such term, condition or other provision or Default or Event of Default in connection therewith; and any waiver of any such term, condition or other provision or of any such Default or Event of Default shall not affect or alter this Agreement or the Loan Documents or the Notes, and each and every term, condition and other provision of this Agreement, the Loan Documents and the Notes shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent Default or Event of Default in connection therewith.

Section 13.                                      Pledge to the Federal Reserve.  The Lenders may at any time pledge or assign all or any portion of their rights under the Loan Documents including any portion of the Notes to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or assignment or enforcement thereof shall release any such Lender from its obligations under any of the Loan Documents.

Section 14.                                      Jurisdiction; Waiver of Jury Trial.  THE BORROWER, TO THE EXTENT THAT IT MAY LAWFULLY DO SO, HEREBY CONSENTS TO SERVICE OF PROCESS, AND TO BE SUED, IN THE COMMONWEALTH OF MASSACHUSETTS AND CONSENTS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF ANY OF ITS OBLIGATIONS HEREUNDER OR UNDER THE NOTES OR ANY OF THE LOAN DOCUMENTS OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY SUCH COURTS.  THE BORROWER FURTHER AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY OF SUCH COURTS SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED PERSONALLY OR BY CERTIFIED MAIL TO IT AT ITS ADDRESS PROVIDED IN  SUBSECTION 15.1 OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.  THE BORROWER IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED IN RESPECT OF THIS AGREEMENT, THE NOTES, THE LOAN DOCUMENTS, OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH.  The Borrower hereby certifies that neither the Agent nor the Lenders nor any of their respective representatives, agents or counsel have represented, expressly or otherwise, that the Agent and/or the Lenders would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury.  The Borrower acknowledges that the Lenders have been induced to enter into this Agreement by, among other things, this waiver.  The Borrower acknowledges that it has read the provisions of this Agreement and in particular this paragraph; has consulted legal counsel; understands the rights it is granting in this Agreement and is waiving under this Section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

Section 15.                                      Miscellaneous.

15.1.                        Notices, etc.  All notices and other communications hereunder shall be in writing and shall be personally delivered or mailed by first class mail, postage prepaid, as follows:

(a)                                  If to the Agent:

Brown Brothers Harriman & Co.

40 Water Street

Boston, Massachusetts  02109

Attention:  Peter D. Costa, Vice President

with a copy to:

Peter M. Palladino, P.C.

Choate, Hall & Stewart

Exchange Place

53 State Street

Boston, Massachusetts  02109

(b)                                 If to the Lenders:

Brown Brothers Harriman & Co.

40 Water Street

Boston, Massachusetts  02109

Attention:  Peter D. Costa, Vice President

and to:

Fleet National Bank

100 Federal Street

Boston, Massachusetts  02109

Attention:  Michael W. Sweeney, Vice President

(c)                                  If to the Borrower:

Harvard Bioscience, Inc.

84 October Hill Road

Holliston, Massachusetts  01746

Attention:  Susan M. Luscinski, CFO

with a copy to:

H. David Henken, P.C.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts  02109

or to such other address or addresses as the party to whom such notice is directed may have designated in writing to the other parties hereto.  A notice shall be deemed to have been given upon receipt by the party to whom such notice is directed.

15.2.                        Calculations, etc.  Calculations hereunder shall be made and financial data required hereby shall be prepared, both as to classification of items and as to amounts, in accordance with GAAP and practices which principles and practices shall be consistently applied and in conformity with those used in the preparation of the financial statements referred to herein.

15.3.                        Governmental Approval.  The Borrower agrees to take any action which the Agent may reasonably request in order to obtain and enjoy the full rights and benefits granted to the Agent by this Agreement and the Loan Documents, including specifically, at the Borrower’s own cost and expense, the use of its best efforts to assist in obtaining approval of any applicable governmental or regulatory authority or court for any action or transaction contemplated by this

Agreement or the Loan Documents which is then required by law, provided, that, the Borrower shall not be required to effect a public registration of all or any part of the Pledged Collateral (as defined in the Pledge Agreement) pursuant to the Securities Act of 1933, as amended, or other similar foreign or state securities law.

15.4.                        Survival of Agreements, Assignments, etc.  This Agreement shall inure to the benefit of the Agent and the Lenders and their respective successors and assigns including any subsequent holder or holders of the Notes, and the term “Lenders” shall include any such subsequent holders.  Each Lender may, with the prior consent of the Agent (such consent not to be unreasonably withheld), sell, assign or delegate all or any part of the Loans and other Obligations held by such Lender to one or more transferees or other purchasers thereof.  In the event of a sale, assignment or delegation by any Lender of all or any part of the Loans or any of the Obligations (as defined in the Loan Documents) held by it, such Lender may assign or transfer its rights and interests under this Agreement, the Notes and any one or more of the Loan Documents in whole or in part to the transferee(s), purchaser or purchasers thereof, whereupon such transferee(s), purchaser or purchasers shall become vested with all of the powers and rights of such Lender hereunder and thereunder, and such Lender shall thereafter be forever released and fully discharged from any liability or responsibility hereunder or thereunder accruing or arising after the effective date of the assignment with respect to the rights and interests so assigned.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

15.5.                        Counterparts, etc.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

15.6.                        Entire Agreement, etc.  This Agreement constitutes the entire contract between the parties hereto and shall supersede and take the place of any other instrument purporting to be an agreement of the parties hereto relating to the transactions contemplated hereby.  This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom any waiver, change, modification or discharge is sought.

15.7.                        Governing Law, etc.; Construction.

(a)                                  This Agreement, the Notes and the other Loan Documents, including the validity hereof and thereof and the rights and obligations of the parties hereunder and thereunder, shall be construed in accordance with and governed by the internal laws of The Commonwealth of Massachusetts (without reference to conflicts of laws principles) and is intended to take effect as a sealed instrument.  Except as prohibited by law which cannot be waived, the Borrower, the Agent and each Lender hereby waive any right that they may have to claim or recover in any litigation involving the Agent, any Lender or the Borrower any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The provisions of this Agreement are severable; the unenforceability of any provision of this Agreement shall not affect the validity, binding effect and enforceability of any other provision or provisions of this Agreement.

(b)                                 Any reference to this Agreement, the Notes, the Loan Documents and the other Loan Documents contained herein or in any other Loan Document shall (unless otherwise expressly indicated) be deemed to refer to such writing as the same may be amended, extended and/or restated from time to time in accordance with the terms thereof.  The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular Section or paragraph of this Agreement.  In the event of any conflict between the provisions of this Agreement (on the one hand) and the provisions of any of the other Loan Documents (on the other hand), the provisions of this Agreement shall prevail.

15.8.                        Participation.  Each Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in such Lender’s obligation to lend hereunder and/or any or all of the Loans held by such Lender hereunder.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower, such Lender shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder.  The Lenders may furnish any information concerning the Borrower in their possession from time to time to prospective Participants, provided that the Lenders shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information pursuant to Section 15.9 herein.

15.9.                        Confidentiality Agreement of the Lenders.  All confidential and non-public information obtained by the Agent, the Lenders and their representatives, assigns and successors with respect to the Borrower or any of its Subsidiaries shall be kept strictly confidential by the Agent, the Lenders and their representatives, assigns and successors until otherwise notified by the Borrower.  The confidentiality provisions of this subsection 15.9 do not apply to information that (i) is or becomes available in the public domain through no fault of the Agent, the Lenders and their representatives, assigns and successors, (ii) was received by any of them lawfully from a third party through no breach of any obligation of confidentiality owed to the disclosing party or (iii) was created by a party independently of its access to or use of the other party’s confidential information.

Section 16.                                      Agent, the Lender Group.

16.1.                        Appointment and Authorization of Agent.  Each Lender hereby designates and appoints Brown Brothers Harriman & Co. (“BBH”) as its agent and representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as such on the express conditions contained in this Section 16.  The provisions of this Section 16 are solely for the benefit of Agent and the Lenders, and Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that BBH is merely the representative of the Lenders, and only has the contractual duties set forth herein.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, any collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) fund Loans, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to any collateral and the collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to Borrower, the Obligations, any collateral, the collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender group expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2.                        Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3.                        Liability of Agent.  None of the Agent, its Affiliates, officers or directors, employees or agents (collectively, the “Agent-Related Persons”) shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books, records or properties of Borrower.

16.4.                        Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5.                        Notice of Default or Event of Default.  Agent shall not be deemed tohave knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its participants, if any.  Subject to subsection 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Lenders or the Required Lenders, as applicable, provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6.                        Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7.                        Costs and Expenses; Indemnification.  Agent may incur and pay Lender expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain any collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from collections of Accounts received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent is not reimbursed for such costs and expenses from collections of Accounts received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s pro rata share (based upon total Commitments) thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their pro rata shares (based upon total Commitments), from and against any and all indemnified liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such indemnified liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any defaulting Lender in failing to make a Loan or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share (based upon total Commitments) of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8.                        Agent in Individual Capacity.  BBH and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Affiliates and any other Person party to any Loan Documents as though BBH were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lenders.  The Lenders acknowledge that, pursuant to such activities, BBH or its Affiliates may receive information regarding Borrower and any other Person  party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include BBH in its individual capacity.

16.9.                        Successor Agent.  Agent may resign as Agent upon 45 days notice to the Lenders.  If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders.  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10.                  Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender group.  The other members of the Lender group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them.

16.11.                  Withholding Taxes.

(a)                                  If any Lender is a “foreign corporation, partnership or trust” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, US withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:

(i)                                     if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (a) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, and (B) a properly completed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower;

(ii)                                  if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iii)                               if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iv)                              such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)                                 If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of Borrower to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of obligations of Borrower to such Lender.  To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c)                                  If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (a) of this section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(d)                                 If the Internal Revenue Service or any other governmental authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses).

The obligation of the Lenders under this subsection shall survive the payment of all Obligations and/or the resignation or replacement of Agent.

16.12.                  Reserved.

16.13.                  Restrictions on Actions by Lenders; Sharing of Payments.

(a)                                  Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so subject to the terms of this Agreement, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to any collateral.

(b)                                 If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of any collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares (calculated in accordance with the Lenders’ respective Commitments); provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14.                  Agency for Perfection.  Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession.  Should any Lender obtain possession of any such collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such collateral to Agent or in accordance with Agent’s instructions.

16.15.                  Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.16.                  Concerning the Collateral and Related Loan Documents.  Each member of the Lender group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to any collateral, for the benefit of the Lender group.  Each member of the Lender group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to any collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17.                  Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)                                  is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports;

(b)                                 expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the books, as well as on representations of Borrower’s personnel;

(d)                                 agrees to keep all Reports and other material, non-public information regarding Borrower and its operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrower that in any event such Lender may make disclosures (a) to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any bona fide potential or actual assignee or participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender’s rights hereunder, provided that any such assignee or participant shall agree to and become bound by the confidentiality provisions set forth in subsection 15.9 hereof, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing:  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18.                  Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any participant of any other Lender.  Except as provided in subsection 16.7, no member of the Lender group shall have any liability for the acts or any other member of the Lender group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.19.                  Legal Representation of Agent.  In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Choate, Hall & Stewart only has represented and only shall represent BBH in its capacity as Agent and as a Lender.  Each other Lender hereby acknowledges that Choate, Hall & Stewart does not represent it in connection with any such matters.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument as of the date first above written.

HARVARD BIOSCIENCE, INC.

By:	/S/ Susan Luscinski
Name: Susan Luscinski, Chief Financial Officer

BROWN BROTHERS HARRIMAN & CO.,
as Lender and as Agent for the Lenders

By:	/S/ Joseph E. Hall
Name: Joseph E. Hall, Managing Director

FLEET NATIONAL BANK,
as Lender

/S/ Michael Sweeney
Name: Michael Sweeney, Vice President

Schedule 1.1

Commitments

Brown Brothers Harriman & Co.	$10,000,000

Fleet National Bank	$10,000,000

Total Commitments	$20,000,000

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

Dated:

Brown Brothers Harriman & Co., as Agent

40 Water Street

Boston, Massachusetts  02109

Attention:  Peter D. Costa, Vice President

Re:                     Revolving Credit Loan Agreement, dated as of November      , 2003 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Harvard Bioscience, Inc., a Delaware corporation (the “Borrower”), Brown Brothers Harriman & Co., as Agent for the Lenders (the “Agent”) and the Lenders from time to time party thereto.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

Ladies and Gentlemen:

Concurrently herewith the Borrower delivers to the Agent (i) the unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries and the related unaudited consolidated and consolidating statements of income and surplus for the most recently ended quarterly accounting period of the Borrower and for the period from the beginning of the current fiscal year to the end of such period and (ii) the related unaudited consolidated cash flows for the period from the beginning of the current fiscal year to the end of such period.

This letter shall serve as certification to the Agent that:

(a)  In accordance with subsection 5.1(b) of the Loan Agreement, (i) all financial statements delivered herewith have been prepared in accordance with GAAP and fairly present the financial condition of Borrower and its Subsidiaries on a consolidated basis at the close of, and the consolidated results of Borrower’s and its Subsidiaries’ operations and cash flows for, the periods covered, subject, however to usual year end adjustments and the absence of footnotes, (ii) there does not exist any condition or event that constitutes a Default or Event of Default, or if there is such a Default or Event of Default, the nature of it and the steps (if any) being taken or contemplated by Borrower to be taken on account thereof are set forth as Exhibit 1 attached hereto, and (iii) all representations and warranties of Borrower set forth in the Loan Agreement and other Loan Documents (as supplemented and updated as provided in subsection 4.3(a) of the Loan Agreement) are true and correct in all material respects on and as of the date of this certification, as though made on and as of such date (A) except to the extent that such representations and warranties relate solely to an earlier date, (B) except to the extent such representations and warranties are affected by the consummation of transactions permitted under the Loan Agreement, (C) except that references to financial statements shall be deemed to refer to the most recent audited financial statements delivered pursuant to subsection 5.1(a) of the Loan Agreement, and (D) except as set forth on the correspondingly numbered schedule(s) to the Loan Agreement and/or Loan Document, as applicable, attached hereto as Annex 1 (provided that, the Borrower shall not be required to update such schedules more than once every year and such schedules shall be deemed automatically updated pursuant to subsection 4.3(a) of the Loan Agreement).  The Borrower hereby authorizes the Agent to attach the foregoing schedule(s) to the applicable Loan Document.

(b)  All premiums for insurance as required under subsection 5.3 of the Loan Agreement have been paid, or if any such premiums have not been paid, any unpaid premiums are set forth as Exhibit 2 attached hereto.

(c)  Other than such assessments and taxes which are being contested in good faith in accordance with the terms of subsection 5.4 of the Loan Agreement, all assessments and taxes as required under subsection 5.4 of the Loan Agreement have been paid, or if any such assessments or taxes have not been paid, any unpaid assessments or taxes are set forth as Exhibit 3 attached hereto.

(d)  In accordance with subsection 5.5 of the Loan Agreement, except as to matters being contested in good faith and by appropriate proceedings, and subject to the provisions of subsection 6.5 (Restricted Payments) thereof, the Borrower and each Subsidiary has paid when due, or in conformance with customary trade terms, all other Indebtedness and obligations incident to the conduct of its business where any failure to pay is reasonably likely to result in a Material Adverse Effect, or if any such amounts have not been paid, any unpaid amounts are set forth as Exhibit 4 attached hereto.

(e)  The Leverage Ratio, as of the last day of the fiscal quarter ending [                ] is   .    :1.0.  The maximum permitted Leverage Ratio pursuant to subsection 7.1 of the Loan Agreement for the period is 2.0:1.0.

(f)  The Fixed Charge Coverage Ratio, as of the last day of the fiscal quarter ending [                ] is   .    :1.0.  The minimum permitted Fixed Charge Coverage Ratio pursuant to subsection 7.2 of the Loan Agreement for the period is 1.5:1.0.

(g)  The aggregate outstanding principal balance of the Revolving Credit Loans as of the last day of the fiscal quarter ending [                ] is $                .  Pursuant to subsection 7.3 of the Loan Agreement, the Working Capital and maximum permitted aggregate outstanding principal balance of the Revolving Credit Loans as of the last day of such period is $                .

[Signature page follows]

Such certification is made as of the fiscal quarter ending                       , 200     .

HARVARD BIOSCIENCE, INC.

By:
Name:
Title:

ANNEX 1

EXHIBIT 1

EXHIBIT 2

EXHIBIT 3

EXHIBIT 4

EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

HARVARD BIOSCIENCE, INC.

$10,000,000	Boston, Massachusetts
November , 2003

Harvard Bioscience, Inc., a Delaware corporation (the “Borrower”), for value received, hereby promises to pay to                           (the “Holder”), or order, on or before November    , 2006, the principal amount of TEN MILLION and 00/100 dollars ($10,000,000), or such lesser amount as may, on November    , 2006 (the “Maturity Date”), be the aggregate unpaid principal amount of all Revolving Credit Loans made by the Holder to the Borrower pursuant to a certain Revolving Credit Loan Agreement dated as of the date hereof (as amended, restated, supplemented, and/or modified from time to time, the “Loan Agreement”) by and between the Borrower, the Holder and other Lenders named therein.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

Prior to the Maturity Date, interest only shall be payable on the unpaid principal amount hereof at the rate or rates (including the default rate) specified in the Loan Agreement, payable monthly in arrears on the first day of each calendar month with respect to any portion of this Revolving Credit Note accruing interest based on the Base Rate, and on the earlier to occur of (i) the last day of the LIBOR Period applicable to such LIBOR Portion or (ii) the 90th day of such LIBOR Period in the case of any LIBOR Portion, commencing on the first such date next succeeding the date hereof, and at maturity (whether by acceleration or otherwise).  In no event shall the amount contracted for and agreed to be paid by the Borrower as interest on this Revolving Credit Note exceed the highest lawful rate permissible under any law applicable hereto.  Each change in the rate of interest payable on this Revolving Credit Note shall take place at the times set forth in the Loan Agreement.

This Revolving Credit Note evidences a loan or loans and other advances under, and is subject to the provisions of, the Loan Agreement.  The Holder is entitled to the benefits of the Loan Agreement and to the benefits of the other Loan Documents referred to therein.  Neither this reference to the Loan Agreement and the other Loan Documents, nor any provisions thereof, shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Revolving Credit Note as provided herein.  All payments of principal of and interest on this Revolving Credit Note shall be payable in immediately available funds as set forth in the Loan Agreement.  In the event of a conflict between the terms of this Revolving Credit Note and the terms of the Loan Agreement, the terms of the Loan Agreement will prevail.

This Revolving Credit Note is subject to prepayment in whole or in part, and to acceleration, in both instances at the times and in the manner specified in the Loan Agreement.

The maker and all endorsers of this Revolving Credit Note hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Revolving Credit Note.

[Signature page follows]

This Revolving Credit Note is governed by the laws of The Commonwealth of Massachusetts and is executed as a sealed instrument as of the date first above written.

HARVARD BIOSCIENCE, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF PRO-FORMA COMPLIANCE CERTIFICATE

Brown Brothers Harriman & Co., as Agent

40 Water Street

Boston, Massachusetts  02109

Attention:  Peter D. Costa, Vice President

Re:                     Revolving Credit Loan Agreement, dated as of November       , 2003 (the “Loan Agreement”) by and among Harvard Bioscience, Inc., a Delaware corporation (the “Borrower”), Brown Brothers Harriman & Co., as Agent for the Lenders (the “Agent”) and the Lenders from time to time party thereto.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

Ladies and Gentlemen:

Concurrently herewith the Borrower delivers to the Agent (i) the Opening Balance Sheet and (ii) the Solvency Certificate.

This letter shall serve as certification to the Agent that after giving effect to the transactions contemplated by the Loan Agreement and Loans thereunder requested on the date hereof, that:

(a)  In accordance with subsection 3.4 of the Loan Agreement:

(i) all financial statements delivered to the Agent have been prepared in accordance with GAAP applied on a consistent basis and fairly present the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis as of the dates and for the periods indicated; (ii) all representations and warranties of Borrower set forth in the Loan Agreement and other Loan Documents are true and correct in all material respects on and as of the date of this certification; and (iii) there does not exist any condition or event that constitutes a Default or Event of Default.

(b)  The Leverage Ratio, as of the last day of the fiscal quarter ending September 30, 2003 pro forma to give effect to the transactions contemplated by the Loan Agreement and the Loans made on the date hereof, is    .    :1.0.  The maximum permitted Leverage Ratio pursuant to subsection 7.1 of the Loan Agreement for the period is 2.0:1.0.

(c)  The Fixed Charge Coverage Ratio, as of the last day of the fiscal quarter ending September 30, 2003 pro forma to give effect to the transactions contemplated by the Loan Agreement and the Loans made on the date hereof, is    .    :1.0.  The minimum permitted Fixed Charge Coverage Ratio pursuant to subsection 7.2 of the Loan Agreement for the period is 1.5:1.0.

(d)  Pursuant to subsection 7.3 of the Loan Agreement, the Working Capital and maximum permitted aggregate outstanding principal balance of the Revolving Credit Loans as of the last day of the fiscal quarter ending September 30, 2003 pro forma to give effect to the transactions contemplated by the Loan Agreement and the Loans made on the date hereof, is $                .

[Signature page follows]

Such certification is made as of November      , 2003.

HARVARD BIOSCIENCE, INC.

By:
Name:
	Title:	Chief Financial Officer

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

November      , 2003

This Solvency Certificate is delivered to Brown Brothers Harriman & Co., as Agent for the Lenders (the “Agent”), pursuant to subsection 4.1 of the Revolving Credit Loan Agreement dated as of the date hereof (the “Loan Agreement”) by and among Harvard Bioscience, Inc., a Delaware corporation (the “Borrower”), the Agent and the Lenders from time to time party thereto.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

I, Susan Luscinski, as Chief Financial Officer of the Borrower and not in my individual capacity, hereby certify on behalf of the Borrower as follows:

1.             I am the duly elected Chief Financial Officer of the Borrower.  I am familiar with the properties, business, assets and financial affairs of the Borrower and its Subsidiaries and am authorized to execute this Certificate on behalf of the Borrower;

2.             The fair value of the assets of the Borrower individually and on a consolidated basis with its Subsidiaries is greater than the amount of the Borrower’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the United States Bankruptcy Code, as in effect from time to time;

3.             The present fair salable value of the assets of the Borrower and its Subsidiaries on a consolidated basis in an orderly liquidation of the Borrower and its Subsidiaries is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on their respective debts as they become absolute and matured;

4.             The Borrower individually and on a consolidated basis with its Subsidiaries is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;

5.             The Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature;

6.             The Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital; and

7.             On the date hereof, immediately before and after giving effect to the Loans and the consummation of the transactions contemplated by the Loan Agreement, the Borrower individually and on a consolidated basis with its Subsidiaries is Solvent.

[Signature page follows]

IN WITNESS WHEREOF, I have executed this Solvency Certificate under seal as of the date first above written.

HARVARD BIOSCIENCE, INC.

By:
Susan Luscinski
Chief Financial Officer

EXHIBIT E

FORM OF BORROWING REQUEST

Dated:

Brown Brothers Harriman & Co., as Agent

40 Water Street

Boston, Massachusetts  02109

Attention:  Peter D. Costa, Vice President

Re:                     Revolving Credit Loan Agreement, dated as of November      , 2003 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Harvard Bioscience, Inc., a Delaware corporation (the “Borrower”), Brown Brothers Harriman & Co., as Agent for the Lenders (the “Agent”) and the Lenders from time to time party thereto.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

Ladies and Gentlemen:

(a)           Pursuant to subsection 1.2(b) of the Loan Agreement, the Borrower hereby gives notice of its intention to borrow a Revolving Credit Loan in an aggregate principal amount of $                          on                        , 200   , (the “Borrowing Date”) which borrowing shall consist of the following Loan:

Type of Loan (LIBOR Portion or Base Rate Loan)	Amount	first day of the LIBOR Period	LIBOR Period
	$	, 200	days

(b)           The location and account to which funds are to be disbursed is the following:

[To be completed by the Borrower]

(c)           The Borrower hereby certifies that on the date hereof and on the Borrowing Date set forth above, and immediately after giving effect to the Loan requested hereby, no Default or Event of Default shall have occurred and be continuing.

IN WITNESS WHEREOF, the Borrower has duly executed this Borrowing Request as of the date and year first above written.

HARVARD BIOSCIENCE, INC.

By:
Name:
Chief Financial Officer